UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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☐    Preliminary Proxy Statement
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☒    Definitive Proxy Statement
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☐    Soliciting Material Pursuant to § 240.14a-12

MONGODB, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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MongoDB, Inc.
1633 Broadway, 38th Floor
New York, New York 10019
Notice of Annual Meeting of Stockholders
To Be Held on June 25, 2024 at 10:00 a.m. Eastern Time
To the Stockholders of MongoDB, Inc.:
On behalf of our board of directors, it is our pleasure to invite you to attend the 2024 annual meeting of stockholders of MongoDB, Inc., a Delaware corporation.
The meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/MDB2024, originating from New York, New York, on Tuesday, June 25, 2024 at 10:00 a.m. Eastern Time. We believe hosting a virtual meeting enables expanded access for our stockholders, improved communication and cost savings, which in turn lead to increased stockholder attendance and participation from locations around the world. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We encourage you to attend online and participate. The record date for the meeting is April 26, 2024. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
Your vote is very important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.
The meeting will be held for the following purposes:
1.To elect three Class I directors, Roelof Botha, Dev Ittycheria and Ann Lewnes, each to serve until our annual meeting of stockholders in 2027;
2.To approve, on a non-binding advisory basis, the compensation of our named executive officers;
3.To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2025; and
4.To conduct any other business properly brought before the meeting or any adjournments or postponements thereof.
These items of business are more fully described in the proxy materials accompanying this notice.
The Notice of Internet Availability of Proxy Materials is being mailed, and the attached proxy statement is being made available, to our shareholders beginning on or about May 16, 2024.
On behalf of the board of directors and the management team, thank you for your investment and interest in MongoDB.

By Order of the Board of Directors

May 16, 2024	Andrew Stephens
General Counsel and Secretary

You are cordially invited to attend the virtual annual meeting. Whether or not you expect to attend the meeting, you are urged to vote and submit your proxy by following the procedures described in the proxy card. Even if you have voted by proxy, you may still vote during the meeting. Please note, however, that if your shares are held of record by a broker, bank or other similar organization and you wish to vote during the meeting, you must follow the instructions from such organization.

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MongoDB, Inc.
1633 Broadway, 38th Floor
New York, New York 10019
Proxy Statement
For the 2024 Annual Meeting of Stockholders
To Be Held on June 25, 2024 at 10:00 a.m. Eastern Time
Our board of directors is soliciting your proxy to vote at the 2024 annual meeting of stockholders of MongoDB, Inc., a Delaware corporation, to be held virtually, via live webcast at www.virtualshareholdermeeting.com/MDB2024, originating from New York, New York, on Tuesday, June 25, 2024, at 10:00 a.m. Eastern Time, and any adjournment or postponement thereof. We believe that hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
For the meeting, we have elected to furnish our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2024 (the “Annual Report”), to our stockholders primarily via the internet. On or about May 16, 2024, we intend to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains notice of the meeting and instructions on how to access our proxy materials on the internet, how to vote at the meeting and how to request printed copies of the proxy materials. Stockholders may request to receive all future materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. A stockholder’s election to receive proxy materials by mail or email will remain in effect until revoked. We encourage stockholders to take advantage of the availability of proxy materials on the internet to help reduce the environmental impact and cost of our annual meeting.
Only stockholders of record at the close of business on April 26, 2024, will be entitled to vote at the meeting. On this record date, there were 73,349,995 shares of common stock outstanding and entitled to vote (the “common stock”). Each holder of common stock will have the right to one vote per share of common stock. A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours by any stockholder for any purpose germane to the meeting for ten days before the meeting at our address above. For instructions on how to attend the virtual annual meeting, please see page 2 of this proxy statement.
In this proxy statement, we refer to MongoDB, Inc. as “MongoDB,” “we” or “us” and the board of directors of MongoDB as “our board of directors.” The Annual Report, which contains consolidated financial statements as of and for the fiscal year ended January 31, 2024, accompanies this proxy statement. You also may obtain a copy of the Annual Report without charge by writing to our Secretary at 499 Hamilton Ave, Palo Alto, CA 94301, Attention: Secretary.

QUESTIONS AND ANSWERS

About these Proxy Materials and Voting
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you the Notice because our board of directors is soliciting your proxy to vote at the 2024 annual meeting of stockholders, including at any adjournments or postponements thereof. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. We intend to mail the Notice on or about May 16, 2024 to all stockholders of record entitled to vote at the annual meeting.
How do I attend, participate in and ask questions during the virtual annual meeting online?
We will be hosting the meeting via live webcast only. Any stockholder can attend the virtual annual meeting live online at www.virtualshareholdermeeting.com/MDB2024. The meeting will start at 10:00 a.m. Eastern Time on June 25, 2024. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
In order to participate in the meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instruction card and voting instructions received from your broker, bank or other similar organization if you hold your shares of common stock in “street name.” Instructions on how to attend and participate online are available at www.virtualshareholdermeeting.com/MDB2024. We recommend that you log in a few minutes before 10:00 a.m. Eastern time on June 25, 2024 to ensure you are logged in when the meeting starts. The webcast will open 15 minutes before the start of the meeting.
Only stockholders of record as of the record date for the annual meeting and their proxy holders may submit questions or comments. You will be able to submit your question or comment during the meeting by logging in to www.virtualshareholdermeeting.com/MDB2024 using your control number and typing your question in the designated box in the annual meeting portal.
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the meeting when you login prior to its start. These rules of conduct will include the following guidelines:
•Only stockholders of record as of the record date for the meeting and their proxy holders may submit questions or comments.
•Questions and comments may be submitted electronically through the annual meeting portal during the meeting.
•Questions must be directed to Dev Ittycheria, MongoDB’s President and Chief Executive Officer.
•Include your name and affiliation, if any, when submitting a question or comment.
•Limit your remarks to one brief question or comment that is relevant to the meeting and/or our business.
•Questions may be grouped by topic by our management.
•Questions may also be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests.
•Be respectful of your fellow stockholders and meeting participants.

What if I have technical difficulties or trouble accessing the virtual meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/MDB2024 or at www.proxyvote.com. Technical support will be available starting at 9:45 a.m. Eastern Time on June 25, 2024.
Who can vote at the meeting?
Only stockholders of record at the close of business on the record date, April 26, 2024, will be entitled to vote at the meeting. On this record date, there were 73,349,995 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on April 26, 2024, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If, on April 26, 2024, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker or other similar organization regarding how to vote the shares in your account. You are also invited to attend the virtual annual meeting. Since you are not the stockholder of record, you may vote your shares online during the meeting only by following the instructions from your broker, bank or other similar organization.
What am I voting on?
There are three matters scheduled for a vote:
•Proposal 1: Election of three Class I directors, each to serve until our annual meeting of stockholders in 2027;
•Proposal 2: Approval, on a non-binding advisory basis, of the compensation of our named executive officers; and
•Proposal 3: Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025.
What if another matter is properly brought before the meeting?
Our board of directors knows of no other matters that will be presented for consideration at the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote (a) online during the meeting, or (b) in advance of the meeting by proxy through the internet, over the telephone, or by using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote in advance of the meeting by proxy to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend online and vote during the meeting. In such case, your previously submitted proxy will be disregarded.

•To vote online during the meeting, follow the provided instructions to join the meeting at www.virtualshareholdermeeting.com/MDB2024, starting at 10:00 a.m. Eastern Time on June 25, 2024. The webcast will open 15 minutes before the start of the meeting.
•To vote online before the meeting, go to www.proxyvote.com. You will be asked to provide the company number and control number from the Notice or the printed proxy card. Your internet vote must be received by 11:59 p.m., Eastern Time on June 24, 2024 to be counted.
•To vote by telephone before the meeting, call 1-800-690-6903. You will be asked to provide the company number and control number from the Notice or the printed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 24, 2024 to be counted.
•To vote by mail before the meeting, simply complete, sign and date the proxy card that you may request and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other similar organization, you should receive a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the meeting, you must follow the instructions from your broker, bank or other similar organization.
Internet voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your voting instructions. Please be aware that you must bear any costs associated with your internet access.
Can I revoke my vote after submitting my proxy?
Yes. If you are a record holder of shares, you may revoke, subject to the voting deadlines above, your proxy using one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the internet.
•You may send a timely written notice that you are revoking your proxy to our Secretary at 499 Hamilton Ave, Palo Alto, CA 94301, Attention: Secretary.
•You may attend and vote online during the meeting. Simply attending the meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other similar organization, you should follow the instructions provided by such party.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote online during the meeting, or in advance of the meeting through the internet, by telephone or by completing your proxy card, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank or other similar organization how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether, pursuant to stock exchange rules, the particular proposal is deemed to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 or 2 without your instructions. Your broker or nominee may only vote your shares on Proposal 3 (Ratification of Auditors) in the absence of your instruction.
Please instruct your bank, broker or other similar organization to ensure that your vote will be counted.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed under stock exchange rules to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote but do not make specific choices, your shares will be voted in accordance with the recommendations of our board of directors as follows:
•FOR the election of each of the nominees for Class I director;
•FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement; and
•FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2025.
If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
How many votes do I have?
Each holder of common stock will have the right to one vote per share of common stock. Cumulative voting is not permitted with respect to the election of directors.
How many votes are needed to approve each proposal?
•Proposal 1 - Election of Directors: Each director is elected by a plurality of the votes of the holders of shares of common stock present at the meeting (by virtual attendance) or represented by proxy and entitled to vote generally on the election of directors. The three nominees for Class I directors that receive the highest number of FOR votes will be elected.
•Proposal 2 - Advisory Vote on the Compensation of our Named Executive Officers: This proposal, commonly referred to as the “say-on-pay” vote, must receive FOR votes from the holders of a majority in voting power of the shares present at the meeting (by virtual attendance) or represented by proxy and entitled to vote on the proposal. Since this proposal is an advisory vote, the result will not be binding on our board of directors. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.
•Proposal 3 - Ratification of Auditors: The ratification of the selection of our independent registered public accounting firm must receive FOR votes from the holders of a majority in voting power of the shares present at the meeting (by virtual attendance) or represented by proxy and entitled to vote on the proposal.
How are broker non-votes and abstentions treated?
If your shares of voting common stock are held by a broker on your behalf, and you do not instruct the broker as to how to vote these shares on Proposal 3, the broker may exercise its discretion to vote FOR or AGAINST that proposal in the absence of your instruction. With respect to Proposal 3, broker non-votes will have no effect. With respect to Proposals 1 and 2, the broker may not exercise discretion to vote on those proposals. Such event would constitute a “broker non-vote,” and these shares will not be counted as having been voted on the applicable proposal. However, broker non-votes will be considered present and entitled to vote at the meeting and will be counted in determining whether or not a quorum is present.

Please instruct your broker so your vote can be counted.
If stockholders abstain from voting, the applicable shares of voting common stock will be considered present and entitled to vote at the meeting and will be counted in determining whether or not a quorum is present. With respect to Proposal 1, withhold votes will have no effect in determining whether a nominee for director has received sufficient votes. With respect to Proposals 2 and 3, abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same effect as voting AGAINST the proposal.
Who counts the votes?
We have engaged Broadridge Financial Solutions (“Broadridge”) as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the internet (either prior to or during the meeting) or by telephone, Broadridge will access and tabulate your vote electronically, and if you choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in street name, as applicable) returns one proxy card to Broadridge on behalf of all its clients.
Who is paying for this proxy solicitation?
We will pay for the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokers, banks and other organizations for the cost of forwarding proxy materials to beneficial owners. We engaged Alliance Advisors to assist us with our shareholder engagement process, and we may pay them an estimated fee of $29,800, plus reasonable out-of-pocket expenses if they assist us in soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the instructions on the Notices to ensure that all your shares are voted.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal or nomination must (i) satisfy conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials and (ii) be submitted in writing by January 16, 2025, to our Secretary at 499 Hamilton Ave, Palo Alto, CA 94301, Attention: Secretary; provided that, if the date of next year’s meeting is earlier than May 26, 2025, or later than July 25, 2025, the deadline will be a reasonable time before we begin to print and send our proxy materials for next year’s meeting. If you wish to nominate a director or submit a proposal that you do not desire to be included in next year’s proxy materials, in accordance with our bylaws, you must do so between February 25, 2025 and March 27, 2025; provided that if the date of that annual meeting of stockholders is earlier than May 26, 2025 or later than July 25, 2025, you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the 90th day prior to the meeting date or, if later, the 10th day following the day on which public disclosure of that meeting date is first made.
In addition, stockholders who intend to solicit proxies in support of director nominees other than MongoDB's nominees must comply with the additional requirements of Rule 14a-19(b), which notice must be received no later than April 28, 2025. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements. We advise you to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the aggregate voting power of the outstanding shares of common stock entitled to vote at the meeting are present at the meeting (by virtual attendance) or represented by proxy.

Instructions to “withhold” authority to vote in the election of directors, abstentions and broker non-votes will be counted as present for determining whether the quorum requirement has been met. If there is no quorum, the holders of a majority of the aggregate voting power of shares present at the meeting (by virtual attendance) or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
We expect that preliminary voting results will be announced during the meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the meeting.
What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders, unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment. If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors. Our board of directors is responsible for advancing the interests of our stockholders by providing advice and oversight of the strategic and operational direction of MongoDB, overseeing the governance of MongoDB and reviewing our business initiatives and budget matters. To do this effectively, we have established clear and specific Corporate Governance Guidelines for our board of directors that, along with committee charters and our Code of Business Conduct and Ethics, provide the framework for the governance of MongoDB.
Corporate Governance Highlights
We believe that good corporate governance promotes the long-term interests of our stockholders, strengthens Board and management accountability and leads to better business performance. To achieve these benefits, we maintain the following strong corporate governance practices:
•100% independent board committee members;
•nine out of ten current directors are independent under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq;
•separate Chairperson and Chief Executive Officer;
•board risk oversight;
•stock ownership guidelines for our executive officers and non-employee directors;
•clawback policies;
•annual board and committee evaluations;
•code of business conduct and ethics for Directors, Officers and Employees;
•insider trading policy containing hedging and pledging prohibitions;
•annual say-on-pay vote;
•no excessive tax gross ups and limited executive perquisites; and
•during our fiscal year 2024, our board of directors attended greater than 75% of meetings of the board of directors and committees of which he or she was a member, except for Mr. McMahon who attended 60% of the board and compensation committee meetings.
Director Independence
Our common stock is listed on the Nasdaq Global Market (the “Nasdaq”). Under the listing requirements and rules of the Nasdaq, independent directors must comprise a majority of our board of directors.
Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Our board of directors has determined that Mses. Agrawal, Cochran and Lewnes, and Messrs. Botha, D’Souza, Hazard, Killalea, McMahon and Merriman do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq. Mr. McMahon will cease to serve as a member of our board of directors at the end of his term as a director, which will be at the upcoming annual meeting of stockholders.
Our board has also determined that Mr. Ittycheria is not independent due to his position as an executive officer of MongoDB. Although Mr. Merriman was not considered independent for a three-year period due to his prior employment with us, our board has determined that he is now independent since he has not been employed by us, nor received any compensation from us in connection with such employment, in the last three years.

Accordingly, a majority of our directors are independent, as required under applicable Nasdaq rules. In making this determination, our board of directors considered the applicable Nasdaq rules and the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including their beneficial ownership of our common stock.
Board Leadership
According to our Corporate Governance Guidelines, it is expected that the roles of Chairperson and Chief Executive Officer are separate and will not be occupied by the same person. Mr. Killalea currently serves as Chairperson of our board of directors. The Chairperson of our board of directors has the following responsibilities:
•work with the President and Chief Executive Officer to develop and approve an appropriate meeting schedule for our board of directors;
•work with the President and Chief Executive Officer to develop and approve meeting agendas for our board of directors;
•provide the President and Chief Executive Officer feedback on the quality, quantity and timeliness of the information provided to our board of directors;
•develop the agenda and moderate executive sessions of the independent members of our board of directors;
•preside over meetings of our board of directors when the President and Chief Executive Officer is not present or when our board of directors’ or President and Chief Executive Officer’s performance is discussed;
•act as principal liaison between the independent members of our board of directors and the President and Chief Executive Officer;
•convene meetings of the independent directors as appropriate;
•be available for consultation and direct communication with stockholders as deemed appropriate; and
•perform other duties as our board of directors may determine from time to time.
Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board of directors and management to benefit from the extensive executive leadership and operational experience of Mr. Ittycheria. Non-employee directors and management sometimes have different perspectives and roles in strategy development. Our non-employee directors bring experience, oversight and expertise from outside of our company, while Mr. Ittycheria brings company-specific experience and expertise.
To further promote strong board leadership and corporate governance, we conduct annual self-evaluations of our board of directors and committees, which are overseen by our nominating and corporate governance committee. Our nominating and corporate governance committee also oversees a self-assessment of each individual director whose term of office ends in any given year prior to nominating such director for re-election.
Risk Oversight
Board of Directors Risk Oversight
Our board of directors is responsible for, and committed to, the oversight of our long-term strategic plan and significant enterprise-wide risks. In carrying out this responsibility, our board of directors applies an enterprise-wide approach to risk management. This approach is designed to support organizational objectives, such as short- and long-term strategic objectives and enhancement of stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a given company. The involvement of our full board of directors in reviewing our business is an integral aspect of its assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk.
In connection with its reviews of the operations of our business, our board of directors addresses the primary risks associated with our business including, for example, strategic planning, liquidity risk, organizational risk and operational risk.

Our board of directors appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge.
Committee Risk Oversight
Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. Our board of directors regularly reviews information regarding our operational, financial, legal, data security and strategic risks. Additionally, senior risk management personnel attend quarterly meetings of our board of directors, provide presentations on operations including significant risks, and are available to address any questions or concerns raised by our board of directors.
In particular, our audit committee has the responsibility to consider and discuss our major financial and security risk exposures and the steps our management has taken to monitor and mitigate these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements. Our audit committee further oversees initiatives related to cybersecurity, including prevention of attacks and monitoring of our systems, as well as our Enterprise Risk Management program. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and investment policy and practices.
Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The compensation committee also oversees risks relating to the recruiting and retention of our executive officers and our broader compensation philosophy.
Our nominating and corporate governance committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The nominating and corporate governance committee also assists the board of directors in monitoring our governance and board of directors' succession risks.
At periodic meetings of our board of directors and its committees, management reports to and seeks guidance from our board and its committees with respect to the most significant risks that could affect our business, such as competition risks, legal risks, information security and privacy risks, and financial, tax and audit related risks.

Cybersecurity Risk Oversight
The board of directors and audit committee appreciate the rapidly evolving nature of threats presented by cybersecurity incidents and are committed to the prevention, timely detection and mitigation of the effects of such incidents on MongoDB. As part of its cybersecurity risk oversight role, the audit committee receives regular updates on cybersecurity threats to our business and mitigation processes.
In addition, on a quarterly basis, certain members of our board of directors meet with our Chief Information and Security Officer and other senior executives to perform more in-depth reviews of relevant cybersecurity matters and report back to the audit committee regarding the matters reviewed. These updates cover the cybersecurity risks facing our enterprise information technology structure, as well as our products and services. Our board is also updated and apprised, as appropriate, if we experience a significant cybersecurity incident.
In December 2023, as previously disclosed via alerts on our website and under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended January 31, 2024, we experienced a non-material cybersecurity incident relating to unauthorized third-party access to certain corporate applications. Promptly following the discovery of the event, management notified and briefed the board of directors. Our board was frequently engaged with management throughout the response, remediation and aftermath of the incident, receiving multiple updates from management while providing oversight on a number of topics, including incident response and investigation, remediation, public disclosure, risk management, regulatory requirements, internal controls and overall impacts to the Company. Our board has continued to exercise its oversight to understand the lessons learned from the incident and ensure that they are applied by management. To date, we have not experienced a cybersecurity event that had a material impact on our financial performance or operations.
Enterprise Risk Management Program Oversight
The scope of our Enterprise Risk Management ("ERM") program includes the assessment and management of a broad range of our compliance, strategic, operational and financial risks. Throughout the year, members of a cross-functional team within the company conduct risk data collection, surveys, and interviews of company experts, leaders, and specialists. Together with the internal audit team, identified risks are then analyzed, categorized by topic (compliance, strategic, operational, reputational or financial) and timeframe (existing or emerging) and reported to management. For certain key risks, management action plans, whether current or planned, to mitigate identified risks are evaluated and updated as necessary. Quarterly, management presents and discusses the key risks identified in the ERM process with the audit committee, soliciting input from our directors on the steps taken to mitigate risks and plans for additional mitigation in the quarter ahead.

Board Meeting Attendance
Our board of directors meets periodically during the year to review significant developments affecting us and to act on matters requiring the approval of our board of directors. Our board of directors met 5 times during our last fiscal year, and each of our current directors attended greater than 75% of the aggregate number of meetings of the board of directors and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member, except for Mr. McMahon who attended 60% of the board and compensation committee meetings. We encourage our directors and nominees for director to attend our annual meeting of stockholders. Seven of our directors attended our 2023 annual meeting of stockholders.
Board Committees
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. Copies of the charters of each committee are available in the “Corporate Governance” section of our investor relations website at investors.mongodb.com.
Committee Membership as of May 16, 2024

Name	Audit	Compensation	Nominating and Corporate Governance
Archana Agrawal		✓
Roelof Botha	✓
Hope Cochran
Francisco D’Souza			✓
Charles M. Hazard, Jr.	✓
Dev Ittycheria
Tom Killalea		✓	✓
Ann Lewnes		✓
John McMahon		✓
Dwight Merriman
Number of FY2024 Meetings	7	5	4

Chairperson
✓	Member
Audit Committee
Our audit committee consists of Ms. Cochran and Messrs. Botha and Hazard. The chair of our audit committee is Ms. Cochran. Our board of directors has determined that Ms. Cochran and Messrs. Botha and Hazard are independent under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. Our board of directors has determined that each of Ms. Cochran and Messrs. Botha and Hazard is an “audit committee financial expert” within the meaning of SEC regulations. Our board of directors has also determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector. The audit committee meets at least quarterly and with greater frequency as necessary. The audit committee may also act by unanimous written consent in lieu of a formal meeting from time to time. The agenda for each meeting is usually developed by the chairperson of the audit committee, in consultation with management.
The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:
•helping our board of directors oversee our corporate accounting and financial reporting processes, systems of internal control and financial statement audits;

•managing the selection, engagement terms, fees, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•overseeing the organization and performance of our internal audit function;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing our policies on risk assessment and risk management;
•reviewing related party transactions;
•overseeing and reviewing relevant elements of our enterprise risk management program;
•reviewing and discussing with management the adequacy and effectiveness of our information and technology security policies and internal controls regarding information and technology security, cybersecurity and privacy related areas;
•coordinating with other committees of the board of directors to oversee environmental, social and governance ("ESG") matters, including required reports or disclosures related to ESG matters;
•obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and
•approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Compensation Committee
Our compensation committee consists of Mses. Agrawal and Lewnes and Messrs. D’Souza, Killalea and McMahon. The chair of our compensation committee is Mr. D’Souza. Mr. McMahon will cease to serve as a member of the compensation committee at the end of his term as a director, which will be at the upcoming annual meeting of stockholders.
Our board of directors has determined that Mses. Agrawal and Lewnes and Messrs. D’Souza, Killalea and McMahon are independent under Nasdaq listing standards and are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of the compensation committee is to discharge the responsibilities of our board of directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee include:
•reviewing and approving corporate performance goals and objectives for our Chief Executive Officer and other executive officers, taking into account the policies of the compensation committee;
•reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine if such compensation policies and practices are reasonably likely to have a material adverse effect on us;
•reviewing and discussing with management our compensation disclosures in the section titled “Compensation Discussion and Analysis” of this proxy statement;
•reviewing and approving or recommending that our board of directors approve, the compensatory arrangements of our executive officers and other senior management;
•reviewing and recommending to our board of directors the compensation of our directors;
•reviewing the implementation and effectiveness of our human capital strategies, initiatives and programs relating to our culture, talent, recruitment, retention, employee engagement, and employee diversity, equity and inclusion efforts;

•coordinating with other committees of the board of directors to oversee ESG matters, including required reports or disclosures related to ESG matters;
•adopting, amending, terminating and administering incentive compensation and stock and equity incentive plans and other benefit programs; and
•reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.
Under its charter, the compensation committee may form, and delegate authority to, subcommittees as appropriate.
Compensation Committee Processes and Procedures
The compensation committee meets at least quarterly and with greater frequency as necessary. The compensation committee may also act by unanimous written consent in lieu of a formal meeting from time to time. The agenda for each meeting is usually developed by the chairperson of the compensation committee, in consultation with management. The compensation committee may also meet in executive session on an ad hoc basis. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in compensation committee meetings. Our President and Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation.
The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of MongoDB. In addition, under the charter, the compensation committee has the authority to obtain, at the expense of MongoDB, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the compensation committee. In particular, the compensation committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the compensation committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration certain factors prescribed by the SEC and the Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
Historically, the compensation committee has determined most bonus awards and established performance metrics at one or more meetings held during the first quarter of the year and has made adjustments to annual equity and non-equity compensation periodically, as events warrant. The compensation committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of MongoDB’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, periodically throughout the year.
Compensation Committee Interlocks and Insider Participation
None of Mses. Agrawal and Lewnes or Messrs. D’Souza, Killalea or McMahon, the members of the compensation committee, is currently one of our officers or employees or has at any time been one of our officers or employees or has had any relationship requiring disclosure under Item 404 of Regulations S-K. None of our executive officers currently serve, or have served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Messrs. D’Souza, Hazard and Killalea. The chair of our nominating and corporate governance committee is Mr. Hazard. Each member of the nominating and corporate governance committee is independent, is a non-employee director and is free from any relationship that would interfere with the exercise of his independent judgment, as determined by the board of directors in accordance with the applicable Nasdaq listing standards. The nominating and corporate governance committee meets at least quarterly and with greater frequency as necessary. The nominating and corporate governance committee may also act by unanimous written consent in lieu of a formal meeting from time to time. The agenda for each meeting is usually developed by the chairperson of the nominating and corporate governance committee, in consultation with management.
Specific responsibilities of our nominating and corporate governance committee include:
•identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;
•reviewing the performance of our board of directors, including committees of the board of directors;
•considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•coordinating with other committees of the board of directors to oversee ESG matters, including required reports or disclosures related to ESG matters;
•instituting plans or programs for the continuing education of directors and orientation of new directors; and
•developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.
Our nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the highest personal integrity and ethics and the ability to read and understand basic financial statements. Our nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrating excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of MongoDB’s stockholders. These minimum qualifications may be modified from time to time. The committee typically considers potential conflicts of interest, director independence, diversity, age, skills and such other factors as it deems appropriate, given the current needs of our board of directors and the company, to maintain a balance of knowledge, experience and capability.
In considering potential director nominations, the committee takes into account the current composition of our board of directors, the operating requirements of the company and the long-term interests of stockholders. In the case of incumbent directors whose terms of office are set to expire, our nominating and corporate governance committee will review directors’ prior service to MongoDB, including the number of meetings attended, level of participation, quality of performance and any relationships and transactions that might impair the directors’ independence. In the case of new director candidates, our nominating and corporate governance committee also evaluates whether the nominee is independent for Nasdaq purposes, based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. Our nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our board of directors. Our nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our board of directors.
The nominating and corporate governance committee may use any methods it deems appropriate for identifying candidates for board membership, including recommendations from current board members, outside search firms and stockholders. Where outside search firms are utilized, they assist the committee in both identifying and evaluating potential nominees.
Our nominating and corporate governance committee will consider stockholder recommendations of director candidates and will review the qualifications of any such candidate in accordance with the criteria described in the preceding paragraphs. Stockholders who wish to recommend individuals for consideration by our nominating and corporate governance committee to become nominees for election to our board of directors should do so by delivering a written recommendation to our Secretary at 499 Hamilton Ave, Palo Alto, CA 94301 at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders.
Stockholders may nominate directors by submitting names and other information required by applicable law and our amended and restated bylaws. Each submission must include, among other things, the name, age, business address and residence address of the proposed candidate, the principal occupation or employment of the proposed candidate, details of the proposed candidate’s ownership of MongoDB’s common stock, a description of the proposed candidate’s business experience for at least the last five years, and a description of the proposed candidate’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected. If you wish to nominate a director that you do not desire to be included in next year’s proxy materials, in accordance with our bylaws, you must do so between February 25, 2025 and March 27, 2025; provided that if the date of that annual meeting of stockholders is earlier than May 26, 2025 or later than July 25, 2025, you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the 90th day prior to the meeting date or, if later, the 10th day following the day on which public disclosure of that meeting date is first made.
If, rather than submitting a candidate to the nominating and corporate governance committee for consideration, you wish to formally nominate a director at next year’s meeting pursuant to proxy materials that you will prepare and file with the SEC, please see the deadline described in “When are stockholder proposals and director nominations due for next year’s annual meeting?” above. You should refer to our amended and restated bylaws for a complete description of the required procedures for nominating a candidate to our board of directors.
Board Diversity Matrix
The table below summarizes certain self-identified characteristics of our board of directors as of May 16, 2024, in accordance with Nasdaq listing rules 5605(f) and 5606. Each term used in the table has the meaning given to it in the rule and related instructions.

Board Diversity Matrix (as of May 16, 2024)
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	—	1
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	2	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	1

Board Skills Matrix
Our board of directors is comprised of a diverse group of highly qualified leaders in their respective fields. All of our directors have senior leadership experience at large public and private companies and have significant and diverse management experience. We believe the skills, qualities, attributes, experience and diversity of our directors provide us with a range of perspectives to effectively represent the best interests of our stockholders. The chart below summarizes our directors’ strengths.

Board Skills Matrix (as of May 16, 2024)
Name	Technology	Cybersecurity, Information Security or Privacy	Global Sales, Markets or Operations	Senior Leadership	Public Company Boards	Risk Management	Finance or Accounting
Archana Agrawal	✓		✓	✓	✓
Roelof Botha	✓			✓	✓	✓	✓
Hope Cochran	✓	✓		✓	✓		✓
Francisco D'Souza	✓			✓	✓
Charles M. Hazard	✓	✓		✓			✓
Dev Ittycheria	✓			✓	✓		✓
Tom Killalea	✓	✓		✓	✓	✓
Ann Lewnes	✓		✓	✓	✓
John McMahon	✓		✓	✓	✓	✓
Dwight Merriman	✓	✓		✓
Transactions With Related Persons
The following is a summary of transactions, since the beginning of our last fiscal year, to which we have been a participant, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers or holders of more than five percent (5%) of our common stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.
Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and bylaws also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board of directors. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.
Related Person Transaction Policy
We have adopted a policy that our executive officers, directors, holders of more than five percent (5%) of our common stock, any member of the immediate family and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-person transaction with us without the consent of our audit committee, or other independent members of our board of directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction, arrangement, relationship or series of similar transactions, arrangements or relationships, in which the aggregate amount involved exceeds or is expected to exceed $120,000 and any related person had, has or will have a direct or indirect material interest must be presented to our audit committee for review, consideration and approval or ratification. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, (a) the risks, costs and benefits to MongoDB, (b) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. There were no related person transactions in fiscal year 2024.
Code of Business Conduct and Ethics and Corporate Governance Guidelines
We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. We plan to disclose any future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors, on our website. Our board of directors has also adopted Corporate Governance Guidelines that establish the corporate governance policies pursuant to which our board of directors conducts its oversight of the business of MongoDB in accordance with its fiduciary responsibilities. Our Code of Business Conduct and Ethics, applicable amendments thereto and waivers thereof, and our Corporate Governance Guidelines are available in the “Corporate Governance” section of our investor relations website at investors.mongodb.com.
Communications with our Board of Directors
Stockholders or interested parties who wish to communicate with our board of directors or with an individual director may do so by mail to our board of directors or the individual director, care of our Secretary at 499 Hamilton Ave, Palo Alto, CA 94301, Attention: Secretary. The communication should indicate that it contains a stockholder or interested party communication. All such communications, if appropriate, will be forwarded to the director or directors to whom the communications are addressed. For example, we will generally not forward a communication that is primarily commercial in nature, is improper or irrelevant, or is a request for general information about MongoDB.
ESG Highlights
Oversight
As we continue to innovate and grow, we also aim to ensure that our success is sustainable. While our management is responsible for developing our overall strategic plan, our board of directors retains oversight authority and has an enterprise-wide approach to environmental, social and governance (ESG) and risk management, designed to support the achievement of organizational objectives, including strategic objectives, improving long-term organizational performance, and enhancing stockholder value.
To further advance ESG at MongoDB, we established in fiscal year 2024 a new ESG structure with the creation of the ESG Steering Committee, the ESG Operating Group and the ESG Working Group. The ESG Steering Committee, led by our General Counsel as the executive sponsor, is comprised of senior level, subject-matter experts in relevant disciplines across our organization such as human resources, engineering, communications, finance, sustainability, investor relations, legal, cybersecurity, and employee experience.

Oversight	Board of Directors & Board Committees
Oversee the implementation of our mission, vision, and values across all aspects of our Company. Review significant ESG goals, risks, opportunities, achievements, and strategy, including climate, sustainability, employee health and safety and human capital management

Management	Executive Team
Integrates ESG into the overall business strategy and risk management process. Collaborates with the board to implement ESG strategies, monitor performance, and ensure alignment with MongoDB’s overall strategic goals.

ESG Steering Committee
Strategizes and advises the Executive Team on sustainability initiatives and collaborative efforts on key areas of focus. Measures progress through quarterly updates from our General Counsel and other members of the ESG Steering Committee.

Implementation	ESG Operating Group	Executes strategic initiatives supporting the Company's focus on ESG-related issues. Responsible for the day-to-day progress of ESG initiatives developed by the ESG Working Group.
	ESG Working Group	Maintains enterprise sustainability and ESG strategies through consistent monitoring of MongoDB initiatives, developments in regulations, reporting standards and stakeholder feedback.
For more details regarding our ESG initiatives, we encourage you to read our 2023 Corporate Sustainability Report (CSR), which can be found on our website at: https://www.mongodb.com/company/sustainability/csr/fy23. Nothing on our website, including the CSR or sections thereof, shall be deemed incorporated by reference into this proxy statement or any other filing with the SEC.

Sustainability Framework
We believe that corporate governance and responsibility help advance the long-term interests of our company and stockholders. As a part of its primary duty to oversee corporate strategy, our board of directors also oversees how environmental and social issues may impact the long-term interests of stockholders and stakeholders. We champion the idea that corporate responsibility is part of every employee’s job, as we believe that achieving operational excellence is intrinsically tied to how responsibly we run our business.
Our ESG strategy and reporting are informed by analysis of:
•our current stockholder base, as well as prospective investors, to identify key sustainability issues emphasized by our stockholders;
•internal feedback from employees to help determine which sustainability topics have the greatest impact on our business;
•feedback from customers, suppliers and partners to identify market or industry trends;
•our research to identify sustainability policies, principles and practices of our peer companies and the best disclosure practices related to each; and
•key factors evaluated by the most influential rating agencies issuing ESG scores.
Human Capital Management
We believe that our employees and the culture we have established are critically important to our success. To continue to compete and succeed in our highly competitive and rapidly evolving market, it is crucial that we attract, retain and motivate qualified employees. To support these objectives, we strive to maintain our company culture, offer competitive compensation and benefits, support the health and well-being of our employees, foster an inclusive, diverse and engaged workforce and develop talent.
As of January 31, 2024, we had a total of 5,037 employees, including 2,456 employees located outside the United States. We are subject to laws and regulations relating to our relationship with our employees. Generally, these laws and regulations are specific to the location of our business and we engage with legally recognized employee representative bodies in these locations as required. In accordance with the requirements of France, we have established a Social and Economic Committee composed of employer and elected staff representatives. We have not experienced any work stoppages and we consider our relations with our employees to be good.

Our Culture

We believe our culture is critical to our success and has delivered tangible financial and operational benefits for our customers, our employees and our stockholders. Our culture is grounded in our Leadership Commitment framework that was rolled out to all employees during the year: “all employees at MongoDB are keepers of our culture and expected to do three things. To be successful, we must deliver the right outcomes for our customers (what we do), live our values in everything we do (why we do it), and engage with each other as leaders (how we do it).” Our company values are:
•Think Big, Go Far. We are big dreamers with a passion for creativity. We eagerly pursue new opportunities and markets through innovation and disruption. We have a pioneering spirit—always ready to forge new paths and take smart risks.
•Make It Matter. We are relentless in our pursuit of meaningful impact. We think strategically and are clear on what we are and are not trying to do. We accomplish an amazing amount of important work and we are obsessed with delivering on our commitments.
•Embrace the Power of Differences. We commit to creating a culture of belonging, where people of different origins, backgrounds and experiences feel valued and heard. This is cultivated by learning from and respecting each other’s similarities and differences. We approach conversations with positive intent and believe that others value the perspective we bring to the table. We recognize that a diverse workforce is the best way to broaden our perspectives, foster innovation and enable a sustainable competitive advantage.

•Build Together. We achieve amazing things by connecting and leveraging the diversity of perspectives, skills, experiences and backgrounds of our entire organization. We place the interests of the company over any individual or team. We discuss things thoroughly, but prioritize commitment over consensus.
•Be Intellectually Honest. We embrace reality. We apply high-quality thinking and rigor and operate with transparency. We have courage in our convictions but work hard to ensure biases or personal beliefs do not get in the way of finding the best solution.
•Own What You Do. We take ownership and are accountable for everything that we do. We empower and we are empowered to make things happen and balance independence with interdependence. We demand excellence from ourselves. We each play our own part in making MongoDB a great place to work.
Compensation and Benefits
We provide competitive compensation and benefits for our employees globally. We continue to evolve our compensation programs to maintain competitive alignment with market practices while ensuring all pay decisions are driven by performance. Our compensation package may include base salary, commission or semi-annual bonuses and long-term equity awards. Where the market indicates, equity compensation continues to be an important tool to attract and retain talent. Employees in equity-eligible roles receive a new hire award at the time of hire and an annual performance-related refresh thereafter. To foster a strong sense of ownership and align our employees’ interests with our long-term success, we offer all full-time employees globally the opportunity to participate in an employee stock purchase plan.
In addition to cash and equity compensation, we offer employees a wide array of benefits designed to be aligned with local reward practices and to be competitive with those offered by companies that we compete with for talent. In the United States, these include health insurance (medical, dental and vision), paid time off, retirement benefits and additional resources to support employees' overall well-being. While the philosophy around our benefits is the same worldwide, specific benefits may vary by country due to local regulations and preferences.

Our three-year average annual burn rate from fiscal year 2022 through fiscal year 2024 has been 3.17%, compared to our three-year average annual burn rate of 2.97% from fiscal year 2021 through fiscal year 2023, and well below the evergreen share replenishment factor of 5.0% of common shares outstanding. We determine our “burn rate” by dividing equity awards granted during the fiscal year by the weighted average number of shares outstanding over such fiscal year.
Pay Equity
We are committed to pay equity, regardless of gender, ethnicity or other personal characteristics. To deliver on that commitment, we benchmark and set pay ranges based on market data and consider factors such as an employee’s role and experience, job location and performance. In addition, to reduce the risk of bias and help ensure consistent pay practices, we use a third-party tool to conduct annual pay parity checks.
Health, Safety and Well-Being
We believe the health, safety and well-being of our employees are vital to our success. We have introduced guidelines and regular reviews and trainings, which reflect our commitment to both the physical and psychological health and well-being of our employees. As part of this commitment, we recognize our responsibility to provide a safe and healthy work environment for all employees, contractors, customers and visitors.
We have a hybrid approach to working which we introduced in 2021 during the Covid-19 pandemic. Our four working models help ensure that we are meeting business needs while also offering employees flexibility as it relates to their in-office presence. We continue to focus on gathering feedback from employees, assessing workplace safety and operational effectiveness, and seeking opportunities to enhance the overall experience for our hybrid workforce globally. We also offer training opportunities in managing a hybrid team for our people managers, and as it relates to the in-office employee experience, we aim to provide opportunities for collaboration and social interaction. We have several hub offices and a network of satellite offices in locations around the world and continue to introduce new workplace initiatives to enhance the employee experience.

As it relates to employee well-being, we offer a range of benefits under our four pillars of well-being:

•Physical well-being. We offer our employees access to comprehensive and competitive medical coverage in local markets, often covering the employee and dependent premiums. Our plans often include dental, optical, maternity, hospitalization and outpatient care, among other coverages, as well as comprehensive travel medical coverage while they travel for work assignments. To promote healthy lifestyles, we also offer employees access to highly subsidized or discounted monthly gym and exercise class memberships.
•Financial well-being. We believe that financial security is an enabler of creativity and productivity, which is why we offer retirement saving options for our employees, as well as benefits such as life insurance, disability insurance, critical illness and accident coverage.
•Emotional well-being. Our employees and their families have 24-hour access to our Employee Assistance Program (“EAP”). Our EAP offers confidential guidance on matters such as family support, mental health and legal assistance. Through local partners, employees have access to free counseling and coaching sessions. Globally we also have a team of mental Health First Aiders, who are trained to be a point of contact for any of our employees experiencing emotional distress. In addition, all employees receive a complimentary subscription to a meditation app, which provides hundreds of themed meditation sessions on everything from sleep to focus to reducing stress.
•Family well-being. We provide global fertility benefits to our employees and their partners, including fertility care, adoption and surrogacy assistance and unlimited access to 1:1 guidance with certified practitioners. In the United States and some of our bigger geographies, we also offer backup childcare support. We feel strongly that parents should be able to share the responsibilities of caregiving and our parental leave policy gives all new parents at least 20 weeks of paid leave. Globally, our employees also have access to personalized guidance to parents and caregivers, offering a full spectrum of family support for those with children of all ages.
Diversity & Inclusion
We are committed to creating a culture that reflects our value of embracing the power of differences to drive better business outcomes. We strive toward having an employee population with diverse backgrounds and perspectives that are representative of our customers and to ensure all employees are both engaged and feel included.
We have expanded our efforts to recruit a more diverse workforce by embedding the capability to recruit diverse talent within our entire recruiting organization and investing in diversity sourcing and insights teams, diverse recruitment marketing campaigns and external partnerships. As signatories to the Corporate Parity Pledge, we have also committed to interview at least one qualified female candidate for every open role at the vice president level and above, as well as for every additional directorship on our Board of Directors. Additionally, we continue to focus on ways to accelerate the development of our under-represented groups through additional training and mentorship programs.

We are investing to ensure all of our employees feel included by developing and rolling out inclusive leadership training that uses our values to teach leaders how to create and sustain an inclusive culture. We have kicked off this training with our Employee Resource Groups (ERGs) which are an important mechanism for supporting our employees from various backgrounds. Our ERGs include BEAM (Black Employees At MongoDB), Config.MDB (neurodivergent and people with disabilities), Green Team (sustainable, social, and environmental responsibility), MDBWomen (employees identifying as women), MongoDB_ API (Asian American and Pacific Islander community), Queer Collective (members of the LGBTQIA+ community and allies), Queeries (a safe environment for those identifying as LGBTQIA+), QueLatine (honoring the diversity of Latine heritage), Sell Like a Girl (those identifying as women in sales), UGT (underrepresented genders in tech), and Veterans (employees who are veterans of the armed forces). These groups focus on providing community support, professional development and business impact and are supported by executive sponsors. Our ERGs play an important role in our overall company culture by helping us raise awareness of issues unique to their members’ experiences.

Employee Engagement
We conduct anonymous engagement surveys regularly to help us understand the employee experience, identify areas of strength and development opportunities among teams, measure the effectiveness of our people and culture initiatives and understand employee’s sentiments on management. These surveys are managed by a third-party vendor to encourage candor. The results are reviewed by senior management, who analyze areas of progress or deterioration and work with their teams to determine actionable steps based on survey results. The results also drive organization-wide focus areas and commitments focused on leadership, culture and inclusion.
Talent & Leadership Development
Once we attract top talent, promoting their professional growth and development is an essential tool for retention and ensuring our continued success as we navigate the challenges of scaling in a competitive business environment. In addition to our ongoing delivery of professional and technical skill growth, we focus on two key levers for developing our talent.
First, we are committed to developing talent using our performance and growth framework, which equips managers and employees to not only deliver great results, but also facilitates semi-annual employee performance and growth conversations, that include employee self-reflections, and ensures managers have the opportunity to provide clear expectations and feedback in support of a high bar for performance and ongoing employee development.
Second, we are focused on leadership development at all levels at MongoDB, which includes new manager onboarding, as well as leadership development for first-line managers and second-line leaders. We also integrated a new set of leadership principles into our leadership development programs and tools to teach behaviors that leaders need to succeed and build team culture. Teams are also encouraged to seek customized leadership development programming for their leaders, to drive a precision focus on business needs.
We also provide and promote educational opportunities in three distinct forms:
•Formal training that includes self-guided content as well as organized training sessions. In fiscal year 2024, we focused on increasing our manager capability by introducing a Leadership Commitment framework that communicated expectations for all MongoDB leaders. The roll out of this framework included live workshops, one pagers, email campaigns, videos, and more on demand resources. These were shared via company all-hands meetings and made available through our internal learning management system.
•Social learning that involves internalizing and reflecting on one’s learnings as well as sharing and comparing experiences with peers.
•On-the-job learning, which occurs through practicing new skills, solving problems, and working through challenges, all with the support and feedback from one’s manager. We support on-the-job learning through a “Performance and Growth” feedback program, a bi-annual opportunity for structured feedback and goal-setting conversations between an employee and a manager. All full-time employees participate in the program.
Environmental Initiatives
At MongoDB, we strive to conserve natural resources and practice good environmental stewardship. We recognize our responsibility to assess our impact on the environment and mitigate any negative effects, including, when necessary, restoring and offsetting any harm. We believe that environmentally responsible operating practices will serve to benefit stockholders, partners, customers and employees alike. We strive to incorporate sustainability into our business wherever possible, from product development to office selection. We continue to look for and adopt new ways in which we can positively address sustainability challenges.

We are also committed to transparent disclosure of our sustainability practices. In our 2023 Corporate Sustainability Report, we disclosed our carbon footprint and announced our commitment to achieve net-zero carbon by 2030. We aim to reduce our entire carbon footprint as much as possible and offset the remainder with high quality carbon removal credits. We are also committed to being 100% powered by renewables by 2026. This first target entails reducing our Scope 2 electricity emissions to zero through thoughtful sourcing of Renewable Energy Credits or on-site renewables.

Actions demonstrating our commitment to advancing sustainability include:

•entering into two Virtual Power Purchase Agreements to add renewable energy to the grid;
•committing to exclusive use of LEDs in all our hub offices;
•requiring all new offices to have energy efficiency certifications;
•committing to exclusively using LEDs and reducing office tech energy consumption when not in use;

•introducing a Supplier Code of Conduct and Sustainable Procurement Policy to highlight our ESG priorities throughout our value chain; and
•highlighting low-carbon regions in Atlas.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our board of directors is divided into three classes. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of the election until the third annual meeting following the election. Any directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of MongoDB.
Our board of directors currently consists of ten members divided into the three classes as follows:
•Class I directors: Roelof Botha, Dev Ittycheria, Ann Lewnes and John McMahon, whose terms will expire at the upcoming annual meeting of stockholders; and
•Class II directors: Francisco D’Souza, Charles M. Hazard, Jr. and Tom Killalea, whose terms will expire at the annual meeting of stockholders to be held in 2025; and
•Class III directors: Archana Agrawal, Hope Cochran and Dwight Merriman, whose terms will expire at the annual meeting of stockholders to be held in 2026.
Our board of directors has nominated Messrs. Botha and Ittycheria and Ms. Lewnes, each of whom is currently a director of MongoDB, for re-election to serve as Class I directors. Mr. McMahon, a current Class I director, will serve the remainder of his term, which will end with the upcoming annual meeting of stockholders. We were privileged to have Mr. McMahon on our board of directors and would like to thank Mr. McMahon for his distinguished service as a director. At the meeting, the authorized number of directors will be reduced to nine directors and the authorized number of Class I directors will be reduced to three directors.
Ms. Lewnes was appointed to our board of directors effective December 2023, pursuant to the recommendations of our nominating and corporate governance committee, after she was identified as a director candidate based on external search performed by an outside firm.
Each of Messrs. Botha and Ittycheria and Ms. Lewnes, has agreed to stand for reelection at the meeting. Our management has no reason to believe that any nominee will be unable to serve. If elected at the meeting, each of these nominees would serve until the annual meeting of stockholders to be held in 2027 and until his or her successor has been duly elected, or if sooner, until the director’s death, resignation or removal.
Vote Required
Directors are elected by a plurality of the votes of the holders of shares of common stock present at the meeting (by virtual attendance) or represented by proxy and entitled to vote generally on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, the board of directors may designate a substitute nominee. If the board designates a substitute nominee, shares that would have been voted for that nominee will instead be voted for the election of the substitute nominee designated by the board.
Nominees
Our nominating and corporate governance committee seeks to assemble a board of directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the committee has identified and evaluated nominees in the broader context of our board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities deemed critical to effective functioning of the board of directors. In addition, the committee and the full board of directors feel that candidates representing varied age, gender, cultural and ethnic backgrounds add to the overall diversity and viewpoints of the board of directors and that the current board of directors embodies the breadth of backgrounds and experience necessary for a balanced and effective board.

Our board of directors recommends a vote FOR each Class I director nominee named above.

INFORMATION REGARDING DIRECTOR NOMINEES AND CURRENT DIRECTORS

The following table sets forth, for the current nominees and our other directors who will continue in office after the meeting, their ages and position/office held with us as of the date of this proxy statement:

Name	Age	Position/Office Held With MongoDB
Class I directors, nominees for election at the 2024 Annual Meeting of Stockholders
Roelof Botha(1)	50	Director
Dev Ittycheria	57	President, Chief Executive Officer and Director
Ann Lewnes(3)	62	Director
Class II directors whose terms expire at the 2025 Annual Meeting of Stockholders
Francisco D'Souza(3)(4)(5)	55	Director
Charles M. Hazard, Jr.(1)(5)(6)	56	Director
Tom Killalea(3)(5)	56	Chairperson of the Board
Class III directors whose terms expire at the 2026 Annual Meeting of Stockholders
Archana Agrawal(3)	46	Director
Hope Cochran(1)(2)	52	Director
Dwight Merriman	55	Co-Founder and Director
(1)    Audit Committee Member
(2)    Audit Committee Chairperson
(3)    Compensation Committee Member
(4)    Compensation Committee Chairperson
(5)    Nominating and Corporate Governance Committee Member
(6)    Nominating and Corporate Governance Committee Chairperson

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the meeting. This includes information regarding each director’s experience, qualifications, attributes or skills that led our board of directors to recommend them for board service.
Nominees for Election at the 2024 Annual Meeting of Stockholders
Roelof Botha has served as a member of our board of directors since December 2013. Since January 2003, Mr. Botha has served in various positions at Sequoia Capital, a venture capital firm, including as a Partner and a Managing Member of Sequoia Capital Operations, LLC since 2007 and Managing Partner since 2022. From March 2000 to January 2003, Mr. Botha served in various positions at PayPal, Inc., a public online payments company, including as Chief Financial Officer. Mr. Botha served on the board of directors of Natera, Inc., a public genetic testing company, since 2007, and is a member of its nominating and governance committee; on the board of directors of Block, Inc., a public provider of payments, financial and marketing services, since 2011, and is a member of its audit and risk committee and its compensation committee; on the board of directors of Unity Software, Inc., a public video game software development company, since 2009, and is a member of its audit committee. He also currently serves on the board of directors of a number of privately-held companies. Mr. Botha previously served on board of directors of Eventbrite, a public global platform for live experiences from 2009 to June 2022, on the board of directors of Bird Global, Inc., a public electric vehicle ridesharing company from 2018 to December 2022 and on the board of directors of Xoom Corporation, a payment processing company, from May 2005 until its acquisition by PayPal, Inc. in November 2015. Mr. Botha received his B.S. in Actuarial Science, Economics and Statistics from the University of Cape Town and his M.B.A. from the Stanford Graduate School of Business. We believe that Mr. Botha is qualified to serve on our board of directors due to his knowledge of the technology industry and his experience serving on the boards of directors of public companies.

Dev Ittycheria has served as our President and Chief Executive Officer and as a member of our board of directors since September 2014. Prior to joining us, Mr. Ittycheria served as a Managing Director at OpenView Venture Partners, a venture capital firm, from October 2013 to September 2014. From February 2012 to June 2013, Mr. Ittycheria served as Venture Partner at Greylock Partners, a venture capital firm. From April 2008 to February 2010, Mr. Ittycheria served as President-Enterprise Management at BMC Software, Inc., a computer software company, which he joined in connection with its acquisition of BladeLogic, Inc., a computer software company that Mr. Ittycheria co-founded and for which he served as Chief Executive Officer. Mr. Ittycheria currently serves as lead independent director of the board of directors of Datadog, Inc., a public software company. Mr. Ittycheria previously served on the boards of directors of Bazaarvoice, Inc., a public software company (January 2010 to August 2014); Athenahealth, Inc., a public cloud-based services company (June 2010 to February 2019); AppDynamics, Inc., a private software company (March 2011 until its acquisition by Cisco Systems, Inc. in March 2017); and Altimeter Growth Corporation, a blank-check company formed by an affiliate of technology focused investment firm Altimeter Capital Management, LP (October 2020 to December 2021). Mr. Ittycheria received his B.S. in Electrical Engineering from Rutgers University. We believe that Mr. Ittycheria is qualified to serve on our board of directors because of his experience building and leading high growth businesses, his prior and current service on the boards of multiple public companies and his expertise and insight into corporate matters as our President and Chief Executive Officer.
Ann Lewnes has served as a member of our board of directors since December 2023. Ms. Lewnes has significant leadership experience in branding, advertising, direct-to-consumer e-commerce, digital marketing, and corporate strategy. She brings leadership experience in driving transformative growth and global demand at large public companies, as well as experience serving on both public and non-profit boards. Ms. Lewnes served on the Board of Directors of Mattel, Inc., a public toy and entertainment company, from February 2015 to February 2024 and chaired Mattel's Governance and Social Responsibility Committee and was a member of its Executive Committee. From November 2006 to March 2023, Ms. Lewnes served as Adobe Inc.'s Chief Marketing Officer and Executive Vice President of Corporate Strategy and Development. Previously, Ms. Lewnes was at Intel Corporation where she served as their Vice President of Marketing. She currently serves on the board of directors of the Sundance Institute. Ms. Lewnes is vice chair of the Board of Trustees of Lehigh University from which she received her B.A. in International Relations Journalism. We believe that Ms. Lewnes is qualified to serve on our board of directors as she offers valuable insights obtained through her extensive business and marketing experience, particularly at technology companies.
Directors Continuing in Office Until the 2025 Annual Meeting of Stockholders
Francisco D’Souza has served as a member of our board of directors since November 2019. Mr. D'Souza is Managing Partner and Co-Founder of Recognize Partners, a position he has held since November 2019. He co-founded Cognizant Technology Solutions (“Cognizant”) in 1994 and served as its Chief Executive Officer from January 2007 to March 2019, where he oversaw a period of sustained growth and transformation that included: 10x increase in revenue from $1.4 billion in 2006 to $16.1 billion in 2018, a 7x increase in headcount from 39,000 in 2006 to 282,000 in 2018 and Cognizant's inclusion in the Fortune 200. Mr. D'Souza also served board of directors of General Electric Company from February 2013 to May 2023 and on the board of directors of Cognizant from January 2007 to March 2020 and as its Vice Chairman from June 2018 to March 2020. Mr. D’Souza serves on the tech-focused international advisory board of Banco Santander. He holds a B.B.A from the University of Macau and an M.B.A. from Carnegie Mellon University. We believe that Mr. D'Souza is qualified to serve on our board of directors based on his various executive leadership roles and technology industry expertise.
Charles M. Hazard, Jr. has served as a member of our board of directors since October 2009. Mr. Hazard is a co-founder and has served as a General Partner of Flybridge Capital Partners, a venture capital firm, since May 2002. He currently represents Flybridge Capital Partners on the boards of directors of a number of privately-held companies. Prior to co-founding Flybridge, Mr. Hazard served as a General Partner at Greylock Partners. Prior to that, he was with Company Assistance Limited, an investment and consulting firm, and Bain and Company, an international management-consulting firm. Mr. Hazard received his B.A. in Economics and Political Science from Stanford University and his M.B.A. from Harvard Business School. We believe that Mr. Hazard is qualified to serve on our board of directors because of his significant knowledge of and history with our company, his knowledge of the industry in which we operate and his extensive investment and board of directors' experience.

Tom Killalea has served as a member of our board of directors since December 2015 and as the chairperson of the board of directors since July 2019. He has been an advisor to technology-driven companies since November 2014. Formerly at Amazon for 16 years, Mr. Killalea was Amazon's first Chief Information Security Officer, led the infrastructure and distributed systems team, and led the Kindle Content Ecosystem. Mr. Killalea currently serves on the board of directors of Akamai Technologies, Inc., a public technology company that provides cloud services for delivering content and business applications over the internet, Capital One Financial Corp., a public bank holding company, and Satellogic, Inc., a public earth observation company. Previously, he was a Director of Carbon Black, Inc. (CBLK), from April 2017 until its acquisition by VMware, Inc. in October 2019, and Xoom Corporation (XOOM), from March 2015 until its acquisition by PayPal, Inc. in November 2015. He serves on the editorial board of ACM Queue (Association for Computing Machinery). He holds a B.Ed. in Education from the National University of Ireland, and a B.S. in Computer Science from Trinity College in Dublin. We believe that Mr. Killalea is qualified to serve on our board of directors based on his deep expertise in product development, digital innovation, customer experience, and security.
Directors Continuing in Office Until the 2026 Annual Meeting of Stockholders
Archana Agrawal has served as a member of our board of directors since August 2019. Ms. Agrawal is currently the President of Intercom, a business messaging software company, and has served in this capacity since December 2023. Ms. Agrawal served as the Chief Marketing Officer of Formagrid, Inc. d/b/a Airtable, a cloud collaboration company from March 2020 to December 2023. She served on the board of Zendesk, Inc., a public software development company from July 2020 to November 2022. Previously, Ms. Agrawal was at Atlassian, a software business, from December 2013 to March 2020, in various roles, including Head of Enterprise and Cloud Marketing. Prior to that, Ms. Agrawal was at Ladders, Inc. from 2007 until 2013, where she led corporate-wide analytics. She began her career at the IBM Almaden Research Center. Ms. Agrawal has a combined nineteen years of experience in the software industry. She holds an M.B.A. from Harvard Business School and received her M.S. in computer science from the University of Illinois at Urbana-Champaign. We believe that Ms. Agrawal is qualified to serve on our board of directors based on her leadership experience and understanding of the software industry.
Hope Cochran has served as a member of our board of directors since December 2016. Ms. Cochran is currently a Managing Director at Madrona Venture Group, where she has served as a venture partner since January 2017. From September 2013 to June 2016, Ms. Cochran served as the Chief Financial Officer of the public gaming company King Digital Entertainment plc, which was acquired by Activision Blizzard, Inc. In February 2016. Prior to King Digital, she served as the Chief Financial Officer of Clearwire Corporation, a telecommunications operator, from February 2011 until its acquisition by Sprint, Inc. in July 2013. Previously, she has held several roles in the software industry, including at PeopleSoft, Inc., Evant Inc. and SkillsVillage Inc., a contract resources software company that she founded. Ms. Cochran has served on the Board of Directors of Hasbro, Inc., a public toy and entertainment company, since June 2016, and is chairperson of Hasbro's Finance committee, a member of its Audit committee and Cyber committee. She has also served on the Board of Directors of New Relic, Inc., a public software analytics company, since May 2018, and was the lead independent director and a member of the audit committee through its sale in 2023. Ms. Cochran received her B.A. in Economics and Music from Stanford University. We believe that Ms. Cochran is qualified to serve on our board of directors based on her financial and operating background in the technology sector and her experience serving on the board of directors of public companies.
Dwight Merriman, one of our co-founders, has served as a member of our board of directors since July 2020. Prior to joining our board, he was previously employed as an advisor to MongoDB. In 1995, he co-founded DoubleClick and served as its Chief Technology Officer for ten years. He is also a co-founder of Business Insider and Gilt Groupe. Mr. Merriman received his B.S. in Systems Analysis and Computer Science from Miami University. We believe that Mr. Merriman is qualified to serve on our board of directors based on his intimate knowledge of our business and his deep experience in our industry.

DIRECTOR COMPENSATION

We believe that a combination of cash and equity compensation is appropriate to attract and retain the individuals we desire to serve on our board of directors and that this approach is comparable to the policies of our peers. We feel that it is appropriate to provide cash compensation to our non-employee directors to compensate them for their time and effort and to provide equity compensation to our non-employee directors to align their long-term interests with those of MongoDB and our stockholders. We review our director compensation program annually with input from our independent compensation consultant.
Cash Compensation
Pursuant to our non-employee director compensation program, our non-employee directors receive annual cash retainers for their service on our board of directors and its committees. These cash retainers may be paid in cash or in fully vested shares of our common stock at the election of the director.
Currently, our non-employee directors are eligible to receive the following cash fees for service on our board of directors and its committees, as follows:

Compensation Element		Annual Cash Retainer ($)(1)
Annual Retainer		30,000
Non-Executive Chairperson Retainer		20,000
Committee Chair Retainer	Audit	25,000
	Compensation	15,000
	Nominating and Corporate Governance	10,000
Non-Chair Committee Retainer	Audit	10,000
	Compensation	7,500
	Nominating and Corporate Governance	4,000
(1)    If the relevant director elects to be paid in fully vested shares of our common stock, the number of shares granted to each such director will be based on the volume-weighted average trading price (“VWAP”) of our common stock on the Nasdaq for the 30 trading days immediately prior to the grant date.
The above fees became effective at our 2022 annual meeting of stockholders following consultation with Frederic W. Cook & Co., Inc., our former independent compensation consultant (“FW Cook”). In June 2023, the compensation committee engaged Semler Brossy Consulting Group, LLC ("Semler Brossy") as its new independent compensation consultant. Please see the section below titled “Changes in Director Compensation.”
We also reimburse our non-employee directors for any reasonable expenses incurred in connection with attending our board of directors and committee meetings.
Equity Compensation
Pursuant to our non-employee director compensation program, our non-employee directors are eligible to receive restricted stock unit (“RSU”) awards for their service on our board of directors as follows:
•Initial Equity Grant. Each newly elected non-employee director is eligible to receive an RSU award (the “Initial Grant”). Currently, newly elected non-employee directors are eligible to receive a number of shares equal in value to $410,000. The number of shares underlying the RSU award granted to each director is based on the VWAP of our common stock on the Nasdaq for the 30 trading days immediately prior to the grant date. The shares underlying the Initial Grant vest in a series of three equal annual installments on each anniversary of the grant date, subject to the director’s continued service through each vesting date. MongoDB may, in its discretion, settle an Initial Grant in cash.
•Annual Equity Grant. On the date of our annual meeting of stockholders, each incumbent, non-employee director is eligible to receive an RSU award (the “Annual Grant”). Currently, incumbent non-employee directors are eligible to receive a number of shares equal in value to $205,000. The number of shares underlying the

RSU award granted to each director on such date is based on the VWAP of our common stock on the Nasdaq for the 30 trading days immediately prior to the grant date. The shares underlying each Annual Grant vest on the earlier of (a) the first anniversary of the grant date and (b) our next annual meeting of stockholders, subject to the director’s continued service through such date. Newly elected directors will not be granted an Annual Grant during their first year of service. MongoDB may, in its discretion, settle an Annual Grant in cash.
In the event of the termination of a director’s service on our board of directors in connection with a change in control (as defined in our 2016 Equity Incentive Plan (the “2016 Plan”)), any unvested shares underlying the Initial Grant and/or the Annual Grant, as applicable, will fully vest and become exercisable as of the effective date of such termination.
The following table provides information regarding the total compensation of our non-employee directors for the fiscal year ended January 31, 2024. Mr. Ittycheria serves as our Chief Executive Officer in addition to serving as a director and does not receive any additional compensation for his service as a director, and, accordingly, he is not included in the table.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Total ($)
Archana Agrawal	37,500	232,227(2)	269,727
Roelof Botha	40,000	232,227(2)	272,227
Hope Cochran	55,000	232,227(2)	287,227
Francisco D’Souza	49,000	232,227(2)	281,227
Charles M. Hazard, Jr.	50,000	232,227(2)	282,227
Tom Killalea	61,500	232,227(2)	293,727
Ann Lewnes	5,910	463,593(3)	469,503
John McMahon	37,500	232,227(2)	269,727
Dwight Merriman	30,000	232,227(2)	262,227
(1)    The amounts in this column reflect the annual cash fees to which each non-employee director is entitled under our non-employee director compensation program for the fiscal year ended January 31, 2024. Our board of directors has determined that each of our non-employee directors has the option to have such cash fees be paid in the form of cash or in fully vested shares of our common stock. For the fiscal year ended January 31, 2024, several directors elected to be paid in shares - the number of shares of common stock granted to such director is based on the VWAP of our common stock on the Nasdaq for the 30 trading days immediately prior to the grant date. The fees earned during the first half of the fiscal year were paid in cash or, at the election of the non-employee director, shares of common stock on June 27, 2023. Each of Ms. Cochran and Messrs. Botha, D'Souza, Hazard and McMahon elected to be paid in shares of common stock for fees earned during the first half of the fiscal year ended January 31, 2024. The grant date fair value was calculated in accordance with FASB Accounting Standards Codification Topic 718 (“ASC 718”) based on the closing stock price at the grant date. The fees earned during the second half of the fiscal year will be paid in cash or shares of common stock, at the non-employee director’s election, on June 25, 2024, the date of our 2024 annual meeting of stockholders. If a director elects to be paid in shares, the number of shares of common stock granted to such director will be based on the VWAP of our common stock on the Nasdaq for the 30 trading days immediately prior to the grant date.
(2)    Represents the aggregate grant date fair value of RSUs granted on June 27, 2023, to each non-employee director eligible to receive an Annual Grant under the terms of our non-employee director compensation program and the 2016 Plan. The grant date fair value was computed in accordance with ASC 718 based on the closing stock price at the grant date. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K.
(3)    Represents the aggregate grant date fair value of RSUs granted on December 5, 2023, to Ms. Lewnes who is eligible to receive an Initial Grant under the terms of our non-employee director compensation program and the 2016 Plan. The grant date fair value was computed in accordance with ASC 718 based on the closing stock price at the grant date.

The following table sets forth (a) the aggregate number of unvested RSUs held by each non-employee director as of January 31, 2024 and (b) the aggregate number of options held by each non-employee director as of January 31, 2024.

Name	Total RSUs Held	Total Options Held
Archana Agrawal	598	—
Roelof Botha	598	—
Hope Cochran	598	32,312
Francisco D'Souza	598	—
Charles M. Hazard, Jr.	598	—
Tom Killalea	598	50,000
Ann Lewnes	1,069	—
John McMahon	598	8,000
Dwight Merriman	598	—
Changes in Director Compensation
Our compensation committee and board of directors believe it is important to review director compensation from time to time to help ensure that the compensation levels of our directors are aligned with those of our peer companies, so that we may attract and retain the best possible candidates to serve on our board of directors.
In January 2024, the compensation committee engaged its new compensation consultant, Semler Brossy, to review the design and competitiveness of our director compensation program. Based on the findings of the assessment, and pursuant to the recommendation of the compensation committee, the board of directors approved increases in the award values of the Initial Grants and the Annual Grants for non-employee directors, from $410,000 to $430,000 and from $205,000 to $215,000, respectively. The board of directors also approved an increase in the annual cash retainer from $30,000 to $40,000. These compensation changes will be effective as of our 2024 annual meeting of stockholders. In connection with her appointment in December 2023, the board of directors approved an increase in the value of the Initial Grant to Ms. Lewnes to reflect the increases in compensation for our non-employee directors described above that were approved in January 2024.
Stock Ownership Guidelines
In 2019, to further align the interests of our directors with those of our stockholders, the board of directors adopted stock ownership guidelines for our non-employee directors. The guidelines require our existing directors and newly elected directors to acquire and hold shares of our common stock equal to at least five times the value of his or her cash board annual retainer within five years of the date the guidelines were adopted or five years of first joining the board of directors, respectively. All of our non-employee directors currently satisfy the ownership requirements.

PROPOSAL 2 – APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers (as disclosed under “Executive Compensation—Compensation Discussion and Analysis” and “Executive Compensation Tables”).
You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation - Compensation Discussion and Analysis” in this proxy statement, which provide a comprehensive review of our executive compensation program and its elements, objectives and rationale.
The vote on this resolution is not intended to address any specific element of compensation, rather the vote relates to the compensation of our named executive officers in its totality, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
In accordance with Section 14A of the Exchange Act rules, stockholders are asked to approve the following non-binding resolution:
“RESOLVED, that the Company’s stockholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2024 annual meeting of stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative.”
Vote Required
The approval of this advisory non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present at the meeting (by virtual attendance) or by proxy and entitled to vote thereon.
Since this proposal is an advisory vote, the result will not be binding on our board of directors or our compensation committee. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

Our board of directors recommends a vote FOR the approval of the non-binding resolution on named executive officer compensation.

EXECUTIVE OFFICERS

The following is information for our executive officers, as of the date of this proxy statement:

Name	Age	Position/Office Held With MongoDB
Dev Ittycheria	57	President, Chief Executive Officer and Director
Michael Gordon	54	Chief Operating Officer and Chief Financial Officer
Cedric Pech	51	Chief Revenue Officer
Biographical information for Dev Ittycheria is included above with the director biographies under the caption “Information Regarding Director Nominees and Current Directors.”
Michael Gordon has served as our Chief Financial Officer since July 2015 and as our Chief Operating Officer since November 2018. Prior to joining us, Mr. Gordon worked at Yodle, Inc., a local online marketing company, where he served as the Chief Financial Officer from May 2009 and as the Chief Operating Officer and Chief Financial Officer from March 2014 until July 2015. Prior to joining Yodle, Mr. Gordon was a Managing Director in the Media and Telecom investment banking group at Merrill Lynch, Pierce, Fenner and Smith Incorporated, a financial services company, where he worked from 1996 to 2009. Mr. Gordon serves on the board of directors of UiPath, a public enterprise automation software company. Mr. Gordon received his A.B. from Harvard College and his M.B.A. from Harvard Business School.
Cedric Pech has served as our Chief Revenue Officer since February 2019. Before being appointed as Chief Revenue Officer, Mr. Pech led our Europe, Middle East and Africa sales divisions beginning in July 2017. Prior to joining us, Mr. Pech worked at Fuze, an enterprise global cloud communications and collaboration software platform, where he served as the Senior Vice President of Worldwide Sales from May 2015 until May 2017, and as General Manager, Europe, the Middle East and Africa, from April 2014 until May 2015. Mr. Pech completed his Classe Préparatoire at Lycée Bois Fleury Grenoble and received his M.B.A. from Montpellier Business School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
The following compensation discussion and analysis describes the material elements of our executive compensation program for the fiscal year ended January 31, 2024. It also provides an overview of our compensation philosophy and objectives, our process for setting executive compensation and how the compensation committee arrived at the specific compensation decisions for our named executive officers for the fiscal year ended January 31, 2024, including the key factors considered.
Our named executive officers for the fiscal year ended January 31, 2024 were:
•Dev Ittycheria, President and Chief Executive Officer;
•Michael Gordon, Chief Operating Officer and Chief Financial Officer;
•Cedric Pech, Chief Revenue Officer; and
•Mark Porter, former Chief Technology Officer.(1)
(1) Mark Porter stepped down as Chief Technology Officer effective as of July 3, 2023, and is no longer an employee of MongoDB.
Business Highlights
Business Overview
MongoDB is the developer data platform company whose mission is to empower developers to create, transform, and disrupt industries by unleashing the power of software and data. Our developer data platform is an integrated set of database and related services that allow development teams to address the growing variety of modern application requirements, all in a unified and consistent user experience.
Our customers can implement our developer data platform as a managed service offering, or they can choose a self-managed option. MongoDB Atlas is our managed multi-cloud database-as-a-service offering that includes an integrated set of database and related services. MongoDB Enterprise Advanced is our proprietary self-managed commercial offering for enterprise customers that can run in the cloud, on-premises or in a hybrid environment.
In 2023, generative artificial intelligence (“AI”) emerged as a significant technology trend. Generative AI (“gen AI”) is the process of generating original content by using foundation models (“FMs”), which are trained on large amounts of generally available data. Organizations of all sizes are looking at how to use their proprietary data in concert with FMs to drive better, AI-powered experiences for their customers. Organizations need a modern database to securely build, deploy, and scale gen AI applications. We believe our database’s architecture and its run-anywhere capabilities provide organizations the flexibility they need to securely build and deploy truly innovative AI-powered applications, at any scale.
We compete in the database management software market, which is one of the largest in the software industry. According to IDC, the data management software market is forecast to be $94 billion in 2023 growing to approximately $153 billion in 2027, representing a 13% compound annual growth rate. In 2023, a number of companies launched code assistant tools, which leverage generative AI to help developers write and test their code faster, thereby accelerating application development. We believe these developments in coding assistant technology will further benefit the data management software market.
Fiscal Year 2024 Performance Summary
•Revenue. Total revenue was $1.68 billion for the full year fiscal 2024, an increase of 31% year-over-year. Subscription revenue was $1.63 billion, an increase of 32% year-over-year, and services revenue was $55.7 million, an increase of 14% year-over-year.
•Gross Profit. Gross profit was $1.26 billion for the full year fiscal 2024, representing a 75% gross margin compared to 73% in the year-ago period.

•Loss from Operations. Loss from operations was $233.7 million for the full year fiscal 2024, compared to a loss from operations of $346.7 million in the year-ago period.
•Net Loss. Net loss was $176.6 million, or $2.48 per share, based on 71.2 million weighted-average shares outstanding, for the full year fiscal 2024. This compares to a net loss of $345.4 million, or $5.03 per share, in the year-ago period.
•Cash Flow. During the year ended January 31, 2024, MongoDB generated $121.5 million of cash from operations, compared to $13.0 million of cash used in operations in the year-ago period.
•Customers. As of January 31, 2024, we had over 47,800 customers across a wide range of industries and in over 100 countries, compared to over 40,800 customers as of the end of the prior year.
Executive Summary
To achieve the key objectives of our executive compensation program and drive our pay-for-performance culture without incentivizing undue risk taking, the compensation committee employs the following governance practices:

What We Do
✓	Pay for Performance
Tie 100% of executive annual bonus pay to company performance using annual corporate objectives selected for their ability to drive operational and financial performance. Provide 50% of the target value of long-term equity incentive compensation under our annual long-term incentive program in the form of performance stock units.

✓	Balance Short- and Long-Term Compensation
The allocation of incentives among the short-term incentive plan and the long-term incentive plan does not over-emphasize short-term performance at the expense of achieving long-term goals. For fiscal year 2024, 95.3% of our Chief Executive Officer’s total reported compensation and an average of 90.5% of the total reported executive compensation for our other named executive officers was in the form of long-term equity incentive awards.

✓	Multi-Year Vesting Periods for Long-Term Compensation	Multi-year vesting periods for awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to remain in our long-term employ.
✓	Mitigation of Risk	Our executive compensation program has provisions to mitigate undue risk, including caps on the maximum level of payouts, clawback provisions, and multiple performance metrics.
✓	Clawback Policies
We maintain two clawback policies: one mandates recoupment of officers' incentive-based compensation in case of an accounting restatement due to material noncompliance with financial reporting requirements under U.S. securities laws under Rule 10D-1 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and the other authorizes the board of directors to recoup bonus, incentive, or equity-based compensation from any of our current or former executive officers who engaged in misconduct (as described below), including in events unrelated to financial restatements.

✓	Stock Ownership Guidelines	Executive officers are expected to acquire and maintain a certain level of ownership interest, in order to emphasize long-term performance and to promote alignment with stockholders.
✓	Engage an Independent Compensation Consultant	Our fully independent compensation committee retains an independent compensation consultant on matters pertaining to executive and non-employee director pay and governance.
✓	Regularly Review Share Utilization	Management and the Board regularly evaluate share utilization levels by reviewing the cost and dilutive impact of stock compensation.
✓	Annual Say on Pay
We conduct an annual say-on-pay advisory vote. At our 2023 Annual Meeting of Stockholders, approximately 87% of the votes cast on the say-on-pay proposal were in favor of the fiscal year 2023 compensation of our named executive officers.

What We Don't Do
✗	Tax Gross-Ups	We do not provide our executive officers with excessive tax gross-ups.
✗	Excessive Executive Perquisites	We generally do not provide executive fringe benefits or perquisites such as car allowances to our executives, other than certain services related to cybersecurity, which we consider to be in our best interest.
✗	Hedging or Pledging of MongoDB Securities	We prohibit hedging and pledging of MongoDB securities by our employees, directors and consultants.
✗	Single-trigger vesting upon change in control
If there is a change in control, outstanding equity will vest only if there is a termination of employment following such change in control (a “double trigger”). A change in control alone will not trigger vesting.

✗	Supplemental executive retirement and pension benefits	We do not provide supplemental executive retirement or pension benefits.
Say-on-Pay Vote and Stockholder Engagement
At last year’s annual meeting of stockholders, approximately 87% of votes cast approved the “say-on-pay” proposal regarding the compensation awarded to named executive officers. We take the views of our stockholders seriously and view this result as an indication that the principles of our executive compensation program are supported by our stockholders.
In fiscal year 2024, we reached out to stockholders owning approximately 60.3% of our outstanding stock based on stock ownership level as of June 30, 2023, and had conversations with stockholders owning an aggregate of approximately 33.2% of our outstanding stock. Through this outreach, we solicited feedback on our executive compensation program, corporate governance and environmental and social impact issues. We appreciate and value the engagement of our stockholders. Feedback received from stockholders is shared with the Board and relevant committees and taken into account when considering proposed changes to corporate governance, compensation and other practices and disclosures. As a result of the feedback we’ve received and to better align the long-term interests of the Company and our executive officers with those of our stockholders, we adopted performance-based equity awards for the annual long-term incentive grant program effective with the fiscal year 2023 annual award cycle. Accordingly, a meaningful portion of our executive officer compensation is now in the form of performance stock unit awards, with earn out tied to achievement of revenue and cash flow goals and vesting subject to service requirements. Similarly, based on feedback from stockholders, beginning with the fiscal 2023 proxy statement, we added a new board of directors skills matrix to highlight the diverse skill sets and experiences of our directors. Most recently, in response to stockholder feedback requesting greater disclosure on NEO compensation calculations, we added to this proxy statement new tables indicating attainment levels of company performance metrics used to determine NEO compensation.
Going forward, we will continue to maintain an active dialogue with our stockholders and evaluate feedback on issues of importance to them. Consistent with our stockholders' recommendation at our 2019 annual meeting that we solicit a say-on-pay vote on an annual basis, we will again hold a say-on-pay vote at our upcoming annual meeting. We believe an annual “say-on-pay” vote will best reinforce our desire to communicate with our stockholders and allow them to regularly express a view on our compensation policies and practices. A “say-on-frequency” vote is required every six years, and as such, our next say-on-frequency vote will be in 2025.
Executive Compensation Philosophy
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance and aligning the compensation of our executive officers with the long-term interests of our stockholders. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•attract, motivate, incentivize and retain a highly skilled team of executives who contribute to our long-term success;
•provide compensation packages to our executive officers that are competitive and reward the achievement of our financial, operational and strategic objectives; and

•effectively align our executive officers’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders. The emphasis on long-term incentive compensation is illustrated in the following pay mix charts:

FY 2024 Annualized CEO Pay	FY 2024 Average Annualized Other NEOs Pay
Our executive compensation program has been designed to attract, retain and motivate talented executives. Accordingly, when setting individual executive compensation levels, the compensation committee generally aims to position target total direct compensation at levels that are competitive with other public and private companies in our industry and regions with whom we compete for talent. Further, our compensation committee tends to weight the target total direct compensation opportunities of our executive officers more heavily towards equity compensation. Target pay positioning may vary by individual depending on the experience level and performance of the executive and other factors, such as the demand for executives with certain skills and experience and the costs associated with recruiting qualified executives from other established companies.
Process for Setting Executive Compensation
Role of the Compensation Committee. Compensation decisions for our named executive officers are determined by the compensation committee, with input from our independent compensation consultant and, as appropriate, management (including our Chief Executive Officer, except in regard to his compensation). The compensation committee reviews the compensation of our named executive officers on an annual basis to ensure the executives are appropriately compensated and motivated, and makes adjustments as necessary.
Pursuant to its charter, the compensation committee is primarily responsible for establishing, approving and adjusting compensation arrangements for our named executive officers and for reviewing and approving performance goals and objectives relevant to these compensation arrangements, and considering factors related to the performance of MongoDB. For additional information about the compensation committee, see the section titled “Board of Directors and Corporate Governance – Board Committees – Compensation Committee.”
Generally, the compensation committee’s process for determining executive compensation comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the compensation committee solicits and considers evaluations and recommendations submitted to the committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the compensation committee (together with the board of directors) determines any adjustments to his compensation as well as awards to be granted, taking into account the Board's evaluation of the Chief Executive Officer’s performance. For all executives and directors, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the compensation committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
The compensation committee has the authority to obtain, at the expense of MongoDB, advice and assistance from its own advisors as it considers necessary or appropriate in the performance of its duties. For the fiscal year ended January 31, 2024, the compensation committee retained FW Cook to review and assess our executive compensation practices relative to market compensation practices and to provide market compensation data. In June 2023, Semler Brossy replaced FW Cook as the compensation committee's independent compensation consultant. For additional information on these engagements, see the section below titled “Role of the Compensation Consultant.” For purposes of this Compensation Discussion & Analysis, references to “compensation consultant” means, together, as applicable at such time it served as the independent compensation consultant, FW Cook and Semler Brossy.
Role of the Compensation Consultant. For fiscal year 2024, the scope of the compensation consultant's engagement for the compensation committee included:
•reviewing the materials prepared for the compensation committee by management relative to fiscal year 2024 compensation for the named executive officers;
•advising the compensation committee on executive compensation trends;
•reviewing our market equity compensation practices, including the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) and the potential voting power dilution to our stockholders (our “overhang”);
•presenting market data and analysis to assist the compensation committee in setting target compensation for named executive officers;
•researching, developing and reviewing the compensation peer group used for fiscal year 2024 executive compensation benchmarking;
•advising on our non-employee director compensation program; and
•supporting other ad hoc matters throughout the year.
Semler Brossy reviewed and provided input on the Compensation Discussion and Analysis section of this proxy statement. In retaining each of FW Cook and Semler Brossy, the compensation committee considered the six factors set forth in Rule 10C-1(b)(4)(i) through (vi) of the Exchange Act. After review of information provided by each of the members of the compensation committee as well as information provided by FW Cook and Semler Brossy, the compensation committee determined that there were no conflicts of interest raised by their work with the compensation committee.
Role of Chief Executive Officer. In discharging its responsibilities, the compensation committee works with members of our management, including our Chief Executive Officer. Our management assists the compensation committee by providing information on corporate and individual performance, market compensation data and management's perspective on compensation matters. The compensation committee solicits and reviews our Chief Executive Officer's recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures and other compensation-related matters for our executive officers (other than with respect to his own compensation).
The compensation committee reviews and discusses these recommendations and proposals with our Chief Executive Officer and considers them as one factor in determining the compensation for our executive officers. Our Chief Executive Officer recuses himself from all deliberations and recommendations regarding his own compensation.
The compensation committee has also delegated limited authority to the Chief Executive Officer to make equity grants to certain employees who are not executive officers.
Use of Competitive Market Data. Our compensation committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies and companies with which we compete for top talent. This compensation peer group consists of technology companies and is determined based on several factors, including industry classification and company size based on metrics such as revenue, market capitalization and headcount along with other qualitative factors.
In the third quarter of fiscal year 2023, the compensation committee, in consultation with FW Cook, reviewed the companies in our peer group to determine if adjustments were necessary based on strategic and company size alignment. As a result of this review, the compensation committee approved the following 15-company peer group for purposes of fiscal year 2024 compensation decisions:

Avalara [AVLR]	Dynatrace [DT]	Okta [OKTA]
Coupa Software [COUP]	Elastic N.V. [ESTC]	RingCentral [RNG]
Crowdstrike [CRWD]	Five9 [FIVN]	Trade Desk [TTD]
Datadog [DDOG]	HubSpot [HUBS]	Unity Software [U]
DocuSign [DOCU]	New Relic [NEWR]	Zendesk [ZEN]
As previewed in our proxy for fiscal year 2023, we removed Nutanix and Alteryx due to their smaller market capitalization. DocuSign and Unity Software were added given their market capitalization alignment with MongoDB and high-growth profiles. At the time of the compensation committee's approval of this peer group, MongoDB was at the 35th percentile in terms of revenue and at the 85th percentile in terms of market capitalization relative to the companies in this peer group.
The compensation committee referred to compensation data from this peer group in the first quarter of fiscal year 2024 to assist with the determination of compensation for our directors and executive officers. In addition, the compensation committee used survey data from a 2022 technology industry executive compensation survey to evaluate the competitive market when formulating its recommendation for the total direct compensation packages for our executive officers, including base salary, target bonus, and long-term incentive compensation opportunities. This survey provides compensation market intelligence and is widely used within the technology industry.
The compensation committee reviews the compensation peer group at least annually to make adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group. In the third quarter of fiscal year 2024, the compensation committee made further adjustments to the peer group for purposes of fiscal year 2025 compensation determinations by removing RingCentral due to its smaller market capitalization relative to MongoDB's, removing Zendesk, Coupa and Avalara as their compensation data became outdated following closure of their respective acquisition transactions and adding Snowflake, Ansys, Cloudflare and Zscaler given that their larger market capitalizations and high-growth profiles deemed them to be comparable to MongoDB. At the time of the compensation committee's approval of this peer group, MongoDB was at the 33rd percentile in terms of revenue and at the 67th percentile in terms of market capitalization relative to the companies in this peer group.

Executive Compensation Program Components for FY2024
Named executive officer compensation awarded in the fiscal year ended January 31, 2024 consisted of the following components.

Compensation Element	How Payout is Determined	Performance Measures	Purpose
Base Salary •Fixed •Paid in cash	Compensation committee determines salary; considers competitive market information, retention, performance, criticality of role and potential impact	N/A	•Provides compensation at a level consistent with competitive practices •Reflects role, responsibilities, skills, experience and performance
Annual Performance-Based Bonus •Variable •Paid in cash or in equity pursuant to our Senior Leadership Equity Bonus Program	Compensation committee determines executive bonus; considers performance against pre-established goals, with discretion to reduce executive bonus payout amounts	Net New ARR(1), Non-GAAP Operating Income(2), and Revenue	•Motivates and rewards executives for achievement of annual goals •Aligns management and stockholder interests by linking pay to performance
Long-Term Equity Incentives •Variable •Paid in stock
•For RSUs: Compensation committee determines amounts and terms of RSU grants for executive officers
•For PSUs: Compensation committee determines amounts and considers performance against pre-established goals, with discretion to reduce executive bonus payout amounts
For PSUs: ARR Growth(3) and Operating Cash Flow(4)
•Serves a retention function
•Aligns management and stockholder interests by facilitating management ownership, linking pay to performance (for PSUs) and tying value of award at vesting to stock price at vesting

(1)     See definition of Net New ARR in the section titled "Executive Compensation—Annual Performance-Based Bonus Program".
(2) See definition of Non-GAAP Operating Income in the section titled "Executive Compensation—Annual Performance-Based Bonus Program".
(3)     See definition of ARR Growth in the section titled "Executive Compensation—Long-Term Equity Incentives—Performance Stock Units".
(4)     See definition of Operating Cash Flow in the section titled "Executive Compensation—Long-Term Equity Incentives—Performance Stock Units".
Base Salary
Base salary represents the fixed portion of the compensation of our named executive officers, and is an important element of compensation intended to attract and retain highly talented individuals. The compensation committee’s decisions on base salary levels for the named executive officers are primarily based on its review of competitive market information for comparable positions, the executive’s performance of his or her duties, the criticality of the executive’s role to the execution of corporate strategy and the executive’s potential to impact future business results. For our named executive officers other than our Chief Executive Officer, the compensation committee also considers the Chief Executive Officer’s recommended salary adjustments based on position relative to the competitive market information. Base salaries are reviewed by our compensation committee annually and are adjusted from time-to-time as deemed appropriate.
In fiscal year 2024, there were no adjustments to base salaries for any of our named executive officers. Set forth below are the base salaries for each of the named executive officers for fiscal year 2024.

Named Executive Officer	Base Salary ($)
Dev Ittycheria	400,000
Michael Gordon	325,000
Cedric Pech	292,358(1)
Mark Porter	325,000(2)
(1)    Mr. Pech’s base salary is paid in Swiss Francs (CHF) and, for the purposes of the table, is converted into U.S. dollars based on the exchange rate as of January 31, 2024 of 1.16 CHF to the U.S. dollar.

(2)    Mr. Porter stepped down from the Company effective July 3, 2023. This amount represents his annualized base salary for fiscal year 2024.
The actual base salary amounts paid to our named executive officers for fiscal year 2024 are set forth in the “Summary Compensation Table” below.
Annual Performance-Based Bonus Program
Our annual performance-based bonus program for named executive officers provides incentive compensation that is specifically designed to motivate our named executive officers to achieve pre-established company-wide priorities set by the board of directors and to reward them for results and achievements in a given year. The annual target bonus opportunities for our named executive officers are determined by the compensation committee in the first quarter of each fiscal year and expressed as a percentage of their annual base salary, with the potential bonus opportunity generally commensurate with each executive’s role and responsibilities. The bonus program has historically been paid out in cash; however, in an effort to further align their interests with that of our stockholders, beginning in fiscal year 2021 and continued for fiscal years 2022, 2023 and 2024, our named executive officers and other senior executives had the opportunity to exchange their bonus cash compensation opportunity for an equity-based opportunity, pursuant to our Senior Leadership Equity Bonus Program, as more fully described below.
Target Award Opportunities. The target annual performance-based bonus award opportunities of our named executive officers were determined by the compensation committee in the first quarter of fiscal year 2024 and expressed as a percentage of their annual base salary, as follows:

Named Executive Officer	FY2023 Target Bonus Opportunity (%)	FY2024 Target Bonus Opportunity (%)	FY2024 Target Bonus Opportunity ($)
Dev Ittycheria	70	70	280,000
Michael Gordon	65	65	211,250
Cedric Pech	140	140	409,301(1)
Mark Porter(2)	65	65	211,250
(1)    Mr. Pech’s bonus is paid in Swiss Francs (CHF) and, for the purposes of the table, is converted into U.S. dollars based on the exchange rate as of January 31, 2024 of 1.16 CHF to the U.S. dollar.
(2)    Mr. Porter stepped down from the Company effective July 3, 2023 and was not eligible for a bonus for fiscal year 2024.
In fiscal year 2024, there were no adjustments to target bonus opportunities for any of our named executive officers.
Executive Bonus Goal Setting. The compensation committee approved the performance metrics and their relative weighting for fiscal year 2024 performance-based bonus awards in the first quarter of fiscal year 2024. The targets against which performance is measured are generated through our annual budget and strategic planning process, which was reviewed with our board of directors and finalized in the first quarter of fiscal year 2024. For fiscal year 2024, the compensation committee again determined that the performance goals for our named executive officers would be comprised entirely of corporate performance goals. In addition, the Chief Revenue Officer’s performance metrics, and their relative weighting, was changed to align with those of our other named executive officers. The compensation committee believes that these goals represent rigorous objectives for our named executive officers and align with stockholder interests.
The diagram below illustrates the mechanics of our annual performance-based bonus program.

The table below indicates actual attainment levels of corporate performance metrics for fiscal year 2024. We are not disclosing target achievement figures or actual attainment percentages for any of our performance metrics as these amounts represent confidential financial information, the disclosure of which would result in competitive harm. Target achievement figures were set by our compensation committee in such a manner as to be challenging to attain.
Relative to fiscal year 2023, for our fiscal year 2024 bonus awards, we increased the emphasis on Non-GAAP Operating Income relative to Net New ARR and Revenue given our focus on profitable growth.

Company Performance Goal(1)(2)	Weighting	Attainment	Weighted Impact
Net New ARR(3)	35%	Above Target	39%
Non-GAAP Operating Income(4)	30%	Above Target	45%
Revenue	35%	Above Target	36%
Overall Corporate Achievement		121%(2)
Final Payout		150%
(1)    The performance target (100% attainment) for each company performance goal is 100% of our fiscal year 2024 operating plan.
(2)    Our named executive officers will only earn a bonus if the executive’s attainment in the aggregate is at least 83.3% of the performance target. For purposes of calculating the bonus payout amount, when the executive’s attainment exceeds the performance target, accelerators are triggered in order to reward the higher-than-expected performance, while decelerators are applied if the actual results are lower than the performance target. Potential payout is capped at 150% and ranges between 0-150% of the executive’s target bonus opportunity (after applying the decelerator/accelerator factor). Actual payouts for fiscal year 2024 are included in this section under the heading "FY2024 Bonus Payouts".
(3)    Net New ARR is defined as the net change of annualized recurring revenue ("ARR") over a given time period. ARR includes the revenue we expect to receive from our customers over the following 12 months based on contractual commitments and, in the case of customers to whom MongoDB Atlas was sold, through our direct sales force and channel partners, by annualizing the prior 90 days of their actual consumption of MongoDB Atlas, assuming no increases or reductions in their subscriptions or usage. ARR excludes professional services.
(4)    Non-GAAP income from operations ("Non-GAAP Operating Income") is defined as GAAP operating income adjusted for stock-based compensation expense and amortization of intangible assets and post-combination compensation expense associated with prior acquisitions.
FY2024 Bonus Payouts. For our named executive officers, the compensation committee generally considers and approves actual performance-based bonus award payments for the first half of the fiscal year at their first meeting following July 31 of that fiscal year, and considers and approves actual performance-based bonus award payments for the second half of the fiscal year in the first quarter of the following fiscal year. When performance for the first half of the fiscal year is tracking at a level that is higher than 100% achievement, the compensation committee will typically approve the mid-year payouts based on 100% achievement, with any additional amounts earned to be paid when performance for the entire year is determined. Conversely, in the event the amounts determined and paid for the first half of the fiscal year are subsequently determined to be higher than the amounts earned based on full year performance, such excess amounts may be deducted from the year-end payouts at the compensation committee’s discretion.
In August 2023, the compensation committee reviewed proposed payouts for the first half of fiscal year 2024 for our named executive officers and concluded that while achievement of the corporate performance goals for the first half of fiscal year 2024 was determined to be 199% of target, resulting in the capped 150% payout, it was prudent to provide payouts for the first half of fiscal year 2024 at 100% and true up, as necessary, at the end of fiscal year 2024. In February 2024, achievement of the corporate performance goals for fiscal year 2024 for these named executive officers was determined to be 121% of target, which, due to accelerators, resulted in the capped 150% payout. The compensation committee reviewed and approved the bonus payments to these executives for fiscal year 2024, as set forth in the table below.

Named Executive Officer	FY2024 Target Bonus Opportunity (%)	FY2024 Target Bonus Opportunity ($)	FY2024 Bonus – Corporate Performance Achievement (%)	Actual Annual Bonus Earned ($)	Actual Annual Bonus (as a % of Target Bonus)
Dev Ittycheria	70	280,000	150	420,000(1)	150
Michael Gordon	65	211,250	150	316,875(1)	150
Cedric Pech	140	409,301(2)	150	613,952(2)	150
Mark Porter(3)	65	211,250	N/A	N/A	N/A
(1)    Messrs. Ittycheria and Gordon were paid in performance stock units in lieu of cash, pursuant to the Senior Leadership Equity Bonus Program described below.
(2)    Mr. Pech’s cash bonus is set and paid in Swiss Francs (CHF) and, for the purposes of the table, is converted into U.S. dollars based on the exchange rate as of January 31, 2024 of 1.16 CHF to the U.S. dollar.
(3)    Mr. Porter stepped down from the Company effective July 3, 2023. As a result, he was not eligible for the fiscal year 2024 performance-based bonus awards.
Senior Leadership Equity Bonus Program. In order to encourage our executives to increase their equity holdings and further align their interests with that of our stockholders, beginning in fiscal year 2021 and continuing for fiscal year 2024, the compensation committee approved a Senior Leadership Equity Bonus Program. Under this program, certain senior executives, including our named executive officers, could elect, at the beginning of the fiscal year, to have their target performance-based bonus award structured as a stock-settled award (the “bonus stock award”) in the form described below, rather than being paid in cash. Under the terms of the program, senior executives who elect to participate receive their target annual incentive award as a bonus stock award will receive a restricted stock unit award that vests in two installments following the determinations of the award achieved for the first half and second half of the fiscal year. The target grant date value of the bonus stock awards received by participants in the program is equal to 100% of the target cash bonus exchanged, without premium, calculated based on the closing price of our common stock on a date shortly prior to the grant date. The bonus stock awards for fiscal year 2024 were granted on March 24, 2023.
Our Chief Executive Officer and Chief Operating Officer & Chief Financial Officer elected to participate in the program with respect to their fiscal year 2024 bonus awards.
Below are the details of the bonus stock awards issued to our Chief Executive Officer and Chief Operating Officer & Chief Financial Officer pursuant to the program.

Named Executive Officer	FY2024 Target Bonus Opportunity ($)	Target Number of Shares Granted Under FY2024 Bonus Stock Awards in Lieu of Cash Bonus(1)	Number of Shares Earned under Bonus Stock Awards in Lieu of Cash Payout(2)
Dev Ittycheria	280,000	1,320	1,980
Michael Gordon	211,250	996	1,494
(1)    The target number of performance stock units to be awarded was determined by dividing the executive’s target bonus opportunity by $212.13, the closing stock price as of March 15, 2023. The value shown here may differ from the grant date fair value shown in the applicable compensation tables because of the accounting methodology required in those tables in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718.
(2)    Consistent with the cash bonus program, the executive may vest in up to 150% of the target number of shares underlying the bonus stock award, including the effect of the accelerators. For Mr. Ittycheria, 1,980 shares underlying the bonus stock award vested for fiscal year 2024. For Mr. Gordon , 1,494 shares underlying the bonus stock award vested for fiscal year 2024.
The performance-based bonus award payments made to our named executive officers for fiscal year 2024 are set forth in the “Summary Compensation Table” below.
Long-Term Equity Incentives
Long-term incentive compensation in the form of equity awards is an important tool for us to attract industry leaders of the highest caliber and to retain them for the long term. We provide long-term incentive compensation to ensure that a significant portion of named executive officer compensation is tied to our long-term results and increases in stockholder value. The majority of our named executive officers’ target total direct compensation opportunity in fiscal year 2024 was provided in the form of long-term equity awards.
Consistent with fiscal year 2023, in fiscal year 2024, the compensation committee approved long-term incentive awards to our named executive officers consisting of RSUs. In addition, in response to investor feedback and market trends, for the first time in fiscal year 2023, the compensation committee introduced PSUs as a key component of our long-term executive compensation program. The compensation committee determined that PSUs provide a direct link between executive compensation and specific long-term performance goals that are aligned with our business objectives and stockholder interests. Consistent with fiscal year 2023, in fiscal year 2024, the target value of long-term equity incentive compensation under our annual long-term incentive program was weighted 50% in the form of PSUs and 50% in the form of RSUs. The PSUs will be earned contingent upon achievement of ARR Growth and Operating Cash Flow performance targets and will vest subject to service requirements.
Restricted Stock Units
The compensation committee grants some or all of our executive officers a grant of time-vesting RSUs each year as part of our annual review of our executive compensation program. The compensation committee, in consultation with the Chief Executive Officer (except in regard to his equity awards), determines the size and material terms of equity awards granted to our named executive officers, taking into account the role and responsibility of the named executive officer, our philosophy of more heavily weighting equity compensation over cash compensation, individual performance, competitive factors including competition for technology executives, peer group data, the size and value of unvested and outstanding equity compensation already held by each executive officer, the total annual target cash compensation opportunity for each named executive officer and retention objectives. The Compensation Committee independently determines the long-term incentive awards for the CEO.

Each RSU is the economic equivalent of one share of MongoDB’s common stock and is settled in shares of MongoDB’s common stock. Since the value of the RSU awards increases with any increase in the value of the underlying shares, they serve as an incentive that aligns the interests of our executive officers with the long-term interests of our stockholders. In addition, because they are subject to a multi-year vesting requirement, RSU awards serve our retention objectives since our executive officers generally must remain continuously employed by us through the applicable vesting dates to fully earn these awards. Unlike stock options, RSUs have real economic value when they vest even if the market price of our common stock declines or stays flat, thus delivering more predictable and durable value to our executive officers. Additionally, because of their “full value” nature, RSU awards deliver the desired grant date fair value using a lesser number of shares than an equivalent stock option, thereby enabling us to reduce the dilutive impact of our long-term incentive award mix and to use our equity compensation resources more efficiently.
The table below sets forth the RSU awards granted to our named executive officers during fiscal year 2024, as approved by the compensation committee. All executives received annual long-term incentive RSU grants on March 24, 2023 .

Named Executive Officer	Time-Based RSUs (number of shares)	Aggregate Grant Date Fair Value ($)(1)
Dev Ittycheria	33,534(2)	7,269,836
Michael Gordon	16,392(2)	3,553,622
Cedric Pech	16,392(2)	3,553,622
Mark Porter	14,051(2)	3,046,116
(1)    The grant date fair value was computed in accordance with ASC 718 based on the closing stock price at the grant date, as reported on the Nasdaq. The value shown here may differ from the grant date fair value shown in the applicable compensation tables because of the accounting methodology required in those tables in accordance with FASB ASC Topic 718.
(2)    RSUs were granted on March 24, 2023. The number of RSUs was determined based on the number of shares based on a target dollar value, calculated using the 30-day VWAP of our stock during the period ending on, or a few days prior to, the grant date.

The RSUs granted to Messrs. Ittycheria, Gordon, Pech and Porter for fiscal year 2024 are subject to time-based vesting over four years, with 1/16th of shares granted vesting each quarter following April 1, 2023, contingent on their continued employment with us through each vesting date.
Performance Stock Units
In response to investor feedback and market trends, for the first time in fiscal year 2023, the compensation committee introduced PSUs as a key component of our long-term executive compensation program. The compensation committee continued utilizing PSUs as a component of our long-term executive compensation program in fiscal year 2024.

Each PSU is the economic equivalent of one share of MongoDB’s common stock and is settled in shares of MongoDB’s common stock. PSUs may be earned over a one-year performance period based upon satisfaction of certain performance metrics (as described below), and are subject to three-year ratable service-based vesting from the grant date, except that the first vesting date is the later of April 1, 2024 and the date of certification by the compensation committee of the applicable performance metrics.

The PSUs granted in fiscal 2024 were eligible to be earned between 0% and 200% ("Performance Target Ranges") based on the percentage growths of MongoDB’s ARR (“ARR Growth”) and cash generated by our regular operating activities ("Operating Cash Flow"), each from February 1, 2023 through January 31, 2024. In fiscal year 2023, Operating Cash Flow was used as a gating metric to determine whether any PSUs would be eligible for vesting based on achievement of a predetermined Operating Cash Flow level. For fiscal year 2024, however, given our focus on profitable growth, Operating Cash Flow was changed to a sliding metric.

Our compensation committee considered a variety of factors, including our continued growth, our dynamic, highly competitive industry and the difficulty of predicting future performance in such an environment, and concluded that ARR Growth and Operating Cash Flow were most directly linked to our long-term growth plan and, as a result, their performance drive stockholder value and align the interests of our management with those of our stockholders.

The table below sets forth the PSU awards (reflected at target of 100%) granted to our named executive officers during fiscal year 2024, as approved by the compensation committee. All executives received the annual long-term incentive PSU grants on March 24, 2023. PSUs are eligible to be earned between 0% and 200% of target based on MongoDB's ARR Growth and Operating Cash Flow, in each case from February 1, 2023 through January 31, 2024.

Named Executive Officer	Target Performance-Based PSUs (number of shares)	Aggregate Grant Date Fair Value at Target(1)
Dev Ittycheria	33,534(2)	7,269,836
Michael Gordon	16,392(2)	3,553,622
Cedric Pech	16,392(2)	3,553,622
Mark Porter	14,051(2)	3,046,116
(1)    The grant date fair value was computed in accordance with ASC 718 based on the closing stock price at the grant date, as reported on the Nasdaq. The value shown here may differ from the grant date fair value shown in the applicable compensation tables because of the accounting methodology required in those tables.
(2)    PSUs were granted on March 24, 2023. The number of PSUs was determined based on the number of shares based on a target dollar value, calculated using the 30-day VWAP of our stock during the period ending on, or a few days prior to, the grant date.
In February 2024, achievement of the corporate performance goals for fiscal year 2024 for our named executive officers was determined to be 151% of target in the aggregate. The compensation committee accordingly reviewed and approved PSU achievement at 151% of target for fiscal year 2024. The table below indicates actual attainment levels of corporate performance metrics for fiscal year 2024. We are not disclosing actual target achievement levels or actual attainment for any of our performance metrics as these amounts represent confidential financial information, the disclosure of which would result in competitive harm.

Company Performance Goal(1)	Weighting	Attainment	Weighted Impact
ARR Growth	70%	Above Target	91%
Operating Cash Flow	30%	Above Target	60%
Final Payout		151%
(1)    The performance target (100% attainment) for each company performance goal is 100% of our fiscal year 2024 operating plan.
Equity Grant Practices. We have the following practices regarding equity compensation grants:
•We do not strategically time long-term incentive awards in coordination with the release of material non-public information and have never had a practice of doing so.
•We have never timed and do not plan to time the release of material non-public information for the purpose of affecting the value of executive compensation.
•For equity grants to be granted to our non-employee directors at our 2024 annual meeting and to our executive officers and other employees for fiscal year 2025, we determined the number of shares based on a target dollar value, calculated using the 30-day VWAP of our stock during the period ending on, or a few days prior to, the grant date. We believe that using the VWAP mitigates the effect of any variations in stock price that may occur in the final minutes of trading if the closing price were used.
•The accounting for equity awards granted by us is compliant with accounting principles generally accepted in the United States and is disclosed in our annual and quarterly financial reports filed with the SEC.
Health and Welfare Plans; Retirement Plans
Our named executive officers are eligible to receive the same employee benefits that are generally available to all full-time employees in their respective jurisdictions, subject to the satisfaction of certain eligibility requirements.
For our US-based named executive officers (Messrs. Ittycheria, Gordon and Porter), these benefits include our health, dental and vision plans and life and disability insurance plans, on the same basis as any other salaried U.S. employees. In addition, we maintain a tax-qualified 401(k) retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to the applicable annual limits set forth in the Internal Revenue Code of 1986, as amended (the “Code”). In fiscal year 2024, we did not provide an employer match on employee contributions.
For our Switzerland-based named executive officer, Cedric Pech, these benefits include our health, dental and vision plans and life and disability insurance plans, on the same basis as any other salaried Switzerland employees. In addition, we maintain a pension plan that provides benefits to Mr. Pech and other Switzerland-based employees, including old-age retirement pension or capital payment, death lump sum and pension to surviving partner, orphans’ pension and disability pension. Contributions to the pension are paid in part by us and in part by the employee, with contribution amounts dependent on an employee's salary and age.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our named executive officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties. For each of our named executive officers, we have engaged CyberWa, Inc., a cyber-protective service company, to analyze (on a monthly basis) the IT equipment used by all of our named executive officers to ensure the data privacy and cybersecurity of our named executive officers. We believe that, due to the nature of our business, such services are essential to the protection of our data, and have required all named executive officers to remain compliant with cybersecurity protocols.

Employment, Severance and Change in Control Agreements
Offer Letters and Employment Agreements
We have offer letters or employment agreements with each of our named executive officers. The offer letters and employment agreements generally provide for at-will employment and set forth the executive officer’s initial base salary, initial target bonus, initial equity grant amount, eligibility for employee benefits and severance benefits upon a qualifying termination of employment. Each of our named executive officers has also executed our standard form of invention assignment, confidentiality and arbitration agreement. In addition, in connection with his separation, Mr. Porter entered into a separation agreement on June 27, 2023, stepping down on July 3, 2023. The key terms of employment with our named executive officers are described below.
Dev Ittycheria
We entered into an amended and restated offer letter with Dev Ittycheria, our President and Chief Executive Officer, dated September 29, 2017, as further amended and restated in December 2021 which sets forth the terms and conditions of his employment with us. Mr. Ittycheria’s annual base salary for the fiscal year ended January 31, 2024 was $400,000. Mr. Ittycheria is also eligible to receive an annual target bonus of $280,000 pursuant to our bonus plan. Mr. Ittycheria’s employment is at will and may be terminated at any time, with or without cause.
The amended and restated offer letter agreement with Mr. Ittycheria provides that, if we terminate Mr. Ittycheria for any reason other than for “cause” or due to Mr. Ittycheria's death or disability, or if Mr. Ittycheria resigns his position with us for “good reason” (as such terms are defined in his offer letter), Mr. Ittycheria would be entitled to receive payment of his then-current base salary for a period of 12 months following his termination date in accordance with our regular payroll practices, and company-paid health insurance coverage for a period of 12 months following his termination date. In addition, if such termination or resignation occurs either in connection with, or within three months prior to or 12 months after, a change in control, Mr. Ittycheria would also be entitled to receive (i) payment of his target cash bonus for a period of 12 months following his termination date, in addition to payment of any earned but unpaid annual bonus for the fiscal year preceding the fiscal year in which the termination date occurs (except if he previously elected to receive a bonus stock award in lieu of cash for such period), (ii) 100% acceleration of vesting of all then-outstanding time-based unvested equity awards held by Mr. Ittycheria and acceleration of vesting of then-outstanding performance-based unvested equity awards held by Mr. Ittycheria based on the greater of target performance or actual performance. Payment of any of the above-described severance benefits is conditioned on the delivery and non-revocation of a general release of claims in our favor within 50 days after Mr. Ittycheria’s termination.
Michael Gordon
We entered into an amended and restated offer letter with Michael Gordon, our Chief Operating Officer and Chief Financial Officer, dated September 29, 2017, as further amended and restated in January 2022 which sets forth the terms and conditions of his employment with us. Mr. Gordon’s annual base salary for the fiscal year ended January 31, 2024 was $325,000. Mr. Gordon is also eligible to receive an annual target bonus of $211,250 pursuant to our bonus plan. Mr. Gordon’s employment is at will and may be terminated at any time, with or without cause.
The amended and restated offer letter agreement with Mr. Gordon provides that if we terminate Mr. Gordon for any reason other than for “cause” or due to Mr. Gordon's death or disability, or Mr. Gordon resigns his position with us for “good reason” (as such terms are defined in his offer letter), Mr. Gordon would be entitled to receive payment of his then-current base salary for a period of six months following his termination date in accordance with our regular payroll practices, and company-paid health insurance coverage for a period of six months following his termination date. In addition, in the event such termination or resignation occurs either in connection with, or within three months prior to or 12 months after, a change in control, Mr. Gordon would also be entitled to receive (i) payment of his target cash bonus for a period of six months following his termination date, in addition to payment of any earned but unpaid annual bonus for the fiscal year preceding the fiscal year in which the termination date occurs (except if he previously elected to receive a bonus stock award in lieu of cash for such period), (ii) 100% acceleration of vesting of all then-outstanding time-based unvested equity awards held by Mr. Gordon and acceleration of vesting of then-outstanding performance-based unvested equity awards held by Mr. Gordon based on the greater of target performance or actual performance. Payment of any of the above-described severance benefits is conditioned on the delivery and non-revocation of a general release of claims in our favor within 50 days after Mr. Gordon’s termination.

Cedric Pech
We entered into a Swiss-law governed employment agreement with Cedric Pech, our Chief Revenue Officer, with an effective date of February 11, 2019, as further amended and restated in January 2022, which set forth the terms and conditions of his employment with us. Mr. Pech’s annual base salary for the fiscal year ended January 31, 2024 was CHF 252,033 ($292,358). Mr. Pech is also eligible to receive annual target sales compensation of CHF 352,846 ($409,301) pursuant to our variable compensation plan. The initial terms and conditions of Mr. Pech’s employment are set forth in his written employment agreement. Mr. Pech’s base salary and target sales compensation are set and paid in CHF and converted into U.S. dollars for purposes of these disclosures based on the exchange rate as of January 31, 2024 of 1.16 CHF to the U.S. dollar, as reflected above.
The employment agreement with Mr. Pech provides that, if we terminate Mr. Pech for any reason other than for “cause” or due to Mr. Pech's death or disability, or if Mr. Pech resigns his position with us for “good reason” (as such terms are defined in his employment agreement), Mr. Pech would be entitled to receive payment of his then-current base salary for a period of six months following his termination date in accordance with our regular payroll practices, and an amount equal to six months of his then-current health insurance premium for a period of six months. In addition, if such termination or resignation occurs either in connection with, or within three months prior to or 12 months after, a change in control, Mr. Pech would also be entitled to receive (i) payment of his target cash bonus for a period of six months following his termination date, in addition to payment of any earned but unpaid annual bonus for the fiscal year preceding the fiscal year in which the termination date occurs (except if he previously elected to receive a bonus stock award in lieu of cash for such period), (ii) 100% acceleration of vesting of all then-outstanding time-based unvested equity awards held by Mr. Pech and acceleration of vesting of then-outstanding performance-based unvested equity awards held by Mr. Pech based on the greater of target performance or actual performance. Payment of any of the above-described severance benefits is conditioned on the delivery and non-revocation of a general release of claims in our favor within 50 days after Mr. Pech’s termination.
Mark Porter
We entered into an offer letter with Mark Porter, our Chief Technology Officer, dated June 27, 2020, as amended and restated in December 2021 and as further amended and restated in December 2022, which sets forth the terms and conditions of his employment with us (the “Porter Offer Letter”).

The Porter Offer Letter provides that if we terminate Mr. Porter for any reason other than for “cause” or due to Mr. Porter's death or disability, or Mr. Porter resigns his position with us for “good reason” (as such terms are defined in his offer letter), subject to his execution and non-revocation of a general release of claims in our favor within 50 days after his termination, Mr. Porter would be entitled to receive payment of his then-current base salary for a period of six months following his termination date in accordance with our regular payroll practices, and company-paid health insurance coverage for a period of six months following his termination date (together, the “Severance Benefits”). In addition, in the event such termination or resignation occurs either in connection with, or within three months prior to or 12 months after, a change in control, Mr. Porter would also be entitled to receive (i) payment of his target bonus for a period of six months following his termination date, in addition to payment of any earned but unpaid annual bonus for the fiscal year preceding the fiscal year in which the termination date occurs (except if he previously elected to receive a bonus stock award in lieu of cash for such period), (ii) 100% acceleration of vesting of all then-outstanding time-based unvested equity awards held by Mr. Porter and acceleration of vesting of then-unvested equity awards held by Mr. Porter based on the greater of target performance or actual performance.

On June 27, 2023, in connection with his separation, Mr. Porter entered into a separation agreement (the “Porter Agreement”). Mr. Porter’s stepped down as Chief Technology Officer on July 3, 2023. Pursuant to the Porter Agreement, Mr. Porter received the Severance Benefits, as described above.

Tax and Accounting Implications
Accounting for Stock-Based Compensation
Under ASC 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.

Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code, compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although the compensation committee will continue to consider tax implications as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of our stockholders, which may include providing for compensation that is not deductible due to the deduction limit under Section 162(m).
Additional Compensation Policies and Practices
Executive Officer Recoupment (“Clawback”) Policy
In fiscal year 2024, our board of directors adopted the MongoDB, Inc. Financial Restatement Compensation Recoupment Policy (the “Recoupment Policy”) in accordance with Rule 10D-1 of the Dodd-Frank Act. Under the Recoupment Policy, our compensation committee will, to the extent permitted by law, recoup any incentive compensation (cash and equity) received by the executive officers in the event of a restatement of our financial statements (regardless of whether detrimental conduct has occurred). In the case of a restatement of our financial statements, the board of directors will reasonably promptly recover the amount by which the incentive compensation received exceeds the amount that would have been received if the error had not been made within the three years preceding the date on which the board of directors determines that the financial measure contains a material error.
In addition, we maintain a separate misconduct compensation recoupment policy (the “Misconduct Recoupment Policy”) which provides that our compensation committee may exercise its discretion to require any of our executive officers to reimburse bonus, incentive or equity-based compensation awarded to such executive officer, up to 100% of such compensation, if such executive officer (i) engages in intentional misconduct or gross negligence that results, in whole or in part, in a financial restatement, (ii) commits any act or omission that constitutes or, if it occurred during the executive officer’s employment, would constitute, “cause”, (iii) been aware of or willfully blind to any act or omission that would constitute “misconduct” under the Misconduct Recoupment Policy that occurred in an area over which the executive officer had supervisory authority or (iv) violated any restrictive covenants applicable to the executive officer.

Policy Prohibiting Hedging and Pledging of Our Equity Securities
Our insider trading policy prohibits all of our employees, directors and consultants from pledging or engaging in hedging or similar transactions in our stock, such as prepaid variable forwards, equity swaps, collars, puts, calls and short sales.
Stock Ownership Guidelines
In 2019, the board of directors adopted stock ownership guidelines for our executive officers. The guidelines require that, within five years of the date the guidelines were adopted or five years of first becoming one of our executive officers, each executive officer own at least a number of shares of common stock equal to a multiple of the executive’s base salary, as follows:
•Chief Executive Officer: must hold shares of MongoDB common stock with a value equal to five times his base salary; and
•All other executive officers: must hold shares of MongoDB common stock with a value equal to three times their base salary.
The following shares of our common stock count towards compliance with the guidelines:
•Shares owned by the executive officer;
•Shares owned jointly by the executive officer and spouse;

•Shares held in a trust established by the executive officer for the benefit of the executive officer and/or family members;
•Shares equal to the number of vested deferred stock units credited to the executive officer under any arrangement maintained by us;
•Shares credited to the executive officer’s 401(k) plan account; and
•Vested shares of time-based restricted stock/restricted stock units to the extent they have not yet settled.
Unvested and unearned performance-vesting shares/units, unvested restricted shares/units and unexercised stock options (whether vested or unvested) do not count towards director or executive officers’ compliance with the guidelines.
As of January 31, 2024, all of our executive officers were in compliance with our stock ownership guidelines.
Compensation Risk Assessment
As part of its oversight of our executive compensation program, the compensation committee reviews and considers any potential risk implications created by its compensation awards. The compensation committee believes that the executive compensation program is designed with the appropriate balance of risk and reward in relation to our overall business strategy and that the balance of compensation elements does not encourage excessive risk taking. The compensation committee will continue to consider compensation risk implications, as appropriate, in designing any new executive compensation components. In connection with its continual risk assessment, the compensation committee notes the following attributes of the executive compensation program:
•the balance between fixed and variable compensation, short and long-term compensation, and cash and equity payouts; and
•regular review of the executive compensation program by an independent compensation consultant.
The compensation committee also has oversight over our responsibility to review all our compensation policies and procedures, including the incentives that they create, to determine whether they present a significant risk. In consultation with management and FW Cook, in May 2023, the compensation committee assessed our compensation plans, policies and practices for named executive officers and other employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on MongoDB. This risk assessment included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our performance goals and overall target total direct compensation to ensure an appropriate balance between fixed and variable pay components. The compensation committee conducts this assessment annually.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the section titled “Compensation and Discussion Analysis” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into MongoDB’s annual report on Form 10-K for the fiscal year ended January 31, 2024.
Respectfully submitted by the members of the compensation committee of the board of directors:

The Compensation Committee

Francisco D'Souza (Chair)
Archana Agrawal
Tom Killalea
Ann Lewnes
John McMahon

The material in this report is not “soliciting material,” is not deemed “filed” with, the SEC and is not to be incorporated by reference in any filing of MongoDB under the Securities Act or the Exchange Act, other than our Annual Report on Form 10‑K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Executive Compensation Tables
Summary Compensation Table
The following table provides information regarding the compensation of our named executive officers for our fiscal year ended January 31, 2024 in accordance with SEC rules.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Dev Ittycheria President and Chief Executive Officer	2024	400,000	14,825,835(3)	—	31,886(4)	15,257,721
	2023	400,000	12,797,690	—	31,500	13,229,190
	2022	400,000	10,135,257	—	31,500	10,566,757
Michael Gordon Chief Operating Officer and Chief Financial Officer	2024	325,000	7,323,167(3)	—	33,430(4)	7,681,597
	2023	325,000	6,369,696	—	31,500	6,726,196
	2022	325,000	4,906,810	—	31,500	5,263,310
Cedric Pech Chief Revenue Officer(5)	2024	292,358	7,107,244(3)	613,952	140,829(6)	8,154,383
	2023	272,196	6,911,509	366,530	134,373	7,684,608
	2022	269,676	5,616,825	837,186	135,845	6,859,532
Mark Porter Chief Technology Officer	2024	136,771	6,308,155(3)	—	180,733(7)	6,625,659
	2023	325,000	4,641,661	—	31,500	4,998,161
	2022	325,000	3,558,757	—	31,500	3,915,257
(1)    The amounts in this column represent the grant date fair value of equity awards granted during the year. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the named executive officers. Equity awards granted during each year include: (a) awards of time-based RSUs, (b) awards of PSUs pursuant to the Senior Leadership Equity Bonus Program and (c) awards of PSUs under our long-term incentive program, each granted under the 2016 Plan. RSU and PSU awards are valued based on the closing price of our common stock on the grant date in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the RSUs and PSUs reported in this column are set forth in Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the applicable fiscal year. In the case of PSUs, the grant date fair value was determined based on the applicable performance conditions being achieved at the target payout level, which we determined to be the probable outcome as of the grant date. The grant date fair value shown here may differ from the approved value shown in the Compensation Discussion and Analysis because of the accounting methodology required in this table.
(2)    Represents annual performance-based cash bonus awards. The amounts reported represent performance-based cash bonus awards earned by the named executive officer based on the achievement of certain company goals and the individual's target bonus amount. Bonus awards are paid semi-annually, based on the achievement of the company objectives set at the beginning of the fiscal year. For fiscal year 2024, Messrs. Ittycheria and Gordon did not receive a performance-based cash bonus award, as they elected to be paid in equity in lieu of cash. Mr. Porter was not eligible to receive a performance-based cash bonus award given his separation, effective July 3, 2023. Please see the section titled “Senior Leadership Equity Bonus Program” in our Compensation Discussion and Analysis for additional details.
(3)    Includes (i) in the case of Messrs. Ittycheria and Gordon, an award of PSUs granted pursuant to the executive's election to receive a bonus stock award under the Senior Leadership Equity Bonus Program in lieu of fiscal year 2024 non-equity incentive compensation and (ii) in the case of each of our named executive officers, an award of RSUs and PSUs granted pursuant to our long-term incentive program. For Mr. Ittycheria, includes 1,320 PSUs with a grant date fair value of $286,163 granted pursuant to the Senior Leadership Equity Bonus Program and, pursuant to our long-term incentive program, 33,534 RSUs with a grant date fair value of $7,269,836 and 33,534 PSUs with a grant date fair value of $7,269,836. For Mr. Gordon, includes 996 PSUs with a grant date fair value of $215,923 granted pursuant to the Senior Leadership Equity Bonus Program and, pursuant to our long-term incentive program, 16,392 RSUs with a grant date fair value of $3,553,622 and 16,392 PSUs with a grant date fair value of $3,553,622. For Mr. Pech, includes 16,392 RSUs with a grant date fair value of $3,553,622 and 16,392 PSUs with a grant date fair value of $3,553,622 granted pursuant to our long-term incentive program. For Mr. Porter, includes 996 PSUs with a grant date fair value of $215,923 granted pursuant to the Senior Leadership Equity Bonus Program and, pursuant to our long-term incentive program, 14,051 RSUs with a grant date fair value of $3,046,116 and 14,051 PSUs with a grant date fair value of $3,046,116. Mr. Porter’s PSUs and RSUs that were granted in fiscal year 2024 and which remained unvested as of his separation on July 3, 2023 were forfeited. Each of the foregoing grant date fair values was determined based on the applicable performance conditions being achieved at the target payout level, which we determined to be the probable outcome as of the grant date. Assuming that maximum performance is achieved under the Senior Leadership Equity Program, the value of the PSUs made to Messrs. Ittycheria, Gordon and Porter at the date of grant would have been $429,244, $323,884 and $323,884, respectively. Assuming that maximum performance is achieved under the long-term incentive program, the value of the PSUs made to Messrs. Ittycheria, Gordon, Pech and Porter at the date of grant for fiscal year 2024 would have been $14,539,672, $7,107,243, $7,107,243 and $6,092,233, respectively. Please see the sections titled “Senior Leadership Equity Bonus Program” and "Long-Term Equity Incentives" in our Compensation Discussion and Analysis and the “Grants of Plan-Based Awards” table for additional details.

(4)    Represents (i) $31,500 each in expenses incurred by us related to a cybersecurity assessment and related services (“Cybersecurity Services”) at the executive’s personal residence and (ii) gross-up payment for food vouchers offered to all U.S. based employees.
(5)    Mr. Pech’s cash compensation was paid in CHF and, for the purposes of the table, converted into U.S. dollars based on the exchange rate as of January 31, 2024 of 1.16 CHF to U.S. dollar for fiscal year 2024 (except for Cybersecurity Services which were paid in U.S. dollars). Values for fiscal year 2023 were calculated based on the exchange rate of January 31, 2023 of 1.08 CHF to U.S. dollar (except for the Cybersecurity Services which were paid in U.S. dollars). Values for fiscal year 2022 were calculated based on the exchange rate of January 31, 2022 of 1.07 CHF to U.S. dollar (except for the Cybersecurity Services which were paid in U.S. dollars).
(6)    Represents (a) a monthly housing and health coverage allowance of $42,094, (b) a health allowance of $6,125, (c) $31,500 of expenses incurred by us for Cybersecurity Services at the executive’s personal residence, (d) employer contributions to a Swiss pension (defined contribution) plan of $59,241 and (e) life insurance (or similar risk insurance) premiums paid by us of $1,869.
(7) Represents (i) $15,750 in expenses incurred to us related to Cybersecurity Services at Mr. Porter's personal residence until his separation, (ii) $164,839 in severance and (iii) and $144 in gross-up payment for food vouchers offered to all U.S. based employees,
Grants of Plan-Based Awards
The following table presents information regarding each plan-based award granted to our named executive officers during the fiscal year ended January 31, 2024.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(5)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(4) ($)
Name	Grant Date(1)	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dev Ittycheria	3/24/2023	RSU(1)		—		—	—	—	33,534	7,269,836
	3/24/2023	PSU(1)		—		16,767	33,534	67,068	—	7,269,836
	3/24/2023	PSU(2)		—		660	1,320	1,980	—	286,163
Michael Gordon	3/24/2023	RSU(1)		—		—	—	—	16,392	3,553,662
	3/24/2023	PSU(1)		—		8,196	16,392	32,784	—	3,553,662
	3/24/2023	PSU(2)		—		498	996	1,494	—	215,923
Cedric Pech	3/24/2023	Annual Cash	204,650	409,301	613,952	—	—	—	—	—
	3/24/2023	RSU(1)		—		—	—	—	16,392	3,553,662
	3/24/2023	PSU(1)		—		8,196	16,392	32,784	—	3,553,662
Mark Porter	3/24/2023	RSU(1)		—		—	—	—	14,051	3,046,116
	3/24/2023	PSU(1)		—		7,026	14,051	28,102	—	3,046,116
	3/24/2023	PSU(2)		—		498	996	1,494	—	215,923
(1)    The time-based RSUs and PSUs granted to Messrs. Ittycheria, Gordon, Pech and Porter on March 24, 2023 under the 2016 Plan were pursuant to our long-term equity incentive program.
(2)    The PSUs granted to Messrs. Ittycheria, Gordon and Porter on March 24, 2023 under the 2016 Plan were pursuant to the Senior Leadership Equity Bonus Program (see “Outstanding Equity Awards at Fiscal Year-End” below).
(3)    Amounts represent the threshold, target and maximum number of shares that could be earned pursuant to (i) PSUs granted under the long-term incentive program granted on March 24, 2023 and (ii) the Senior Leadership Equity Bonus Program in lieu of fiscal year 2024 non-equity incentive compensation on March 24, 2023.
(4)    Time-based RSU awards and performance-based PSU awards are valued based on the grant date fair value. The assumptions used in calculating the grant date fair value of the RSUs and PSUs reported in this column are set forth in Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the applicable fiscal year. In the case of PSUs, the grant date fair value was determined based on the applicable performance conditions being achieved at the target payout level, which we determined to be the probable outcome as of the grant date. Assuming that maximum performance is achieved under the Senior Leadership Equity Program, the value of the PSUs made to Messrs. Ittycheria, Gordon and Porter at the date of grant would have been $429,244, $323,884 and $323,884, respectively. Assuming that maximum performance is achieved under the long-term incentive program, the value of the PSUs made to Messrs. Ittycheria, Gordon, Pech and Porter at the date of grant for fiscal year 2024 would have been $14,539,672, $7,107,243, $7,107,243 and $6,092,233, respectively. The stock price at the grant dates was based on the closing price per share of our common stock on the grant date, as reported on the Nasdaq as follows: March 24, 2023 ($216.79). Mr. Porter’s PSUs and RSUs that were granted in fiscal year 2024 and which remained unvested as of his separation on July 3, 2023 were forfeited. RSUs for Messrs. Ittycheria, Gordon and Pech will vest in quarterly installments over four years. One-third of the PSUs granted to Messrs. Ittycheria, Gordon and Pech under our long-term incentive program vested on April 1, 2024 following the determination by our compensation committee regarding the underlying performance conditions, and the remaining two-thirds will vest ratably on each of April 1, 2025 and April 1, 2026. PSUs for Messrs. Ittycheria and Gordon granted under our Senior Leadership Equity Bonus Program vested on April 1, 2024, following the determinations of the award achieved for the full fiscal year 2023.

(5)    Mr. Pech’s annual cash bonus target is set and paid in CHF and, for the purposes of the table, converted into U.S. dollars based on the exchange rate as of January 31, 2024 of 1.16 CHF to the U.S. dollar. Actual payout is reported in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column.
Outstanding Equity Awards at Fiscal Year-End
The following table presents information regarding outstanding equity awards held by our named executive officers as of January 31, 2024. Mark Porter, our former Chief Technology Officer, stepped down on July 3, 2023 and held no equity awards as of January 31, 2024; he is therefore not included in the table below. All awards were granted under our 2008 Stock Plan (the “2008 Plan”) or the 2016 Plan.

			Option Awards				Stock Awards
Name	Grant Date(1)	Award Type	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Unites or Other Rights That Have Not Vested ($)(3)(4)
Dev Ittycheria	4/13/2016	NQ	104,036	—	6.50	4/13/2026	—	—	—	—
	2/27/2020	RSU	—	—	—	—	3,257	1,304,494	—	—
	2/26/2021	RSU	—	—	—	—	8,005	3,206,163	—	—
	3/11/2022	RSU	—	—	—	—	13,094	5,244,409	—	—
	3/11/2022	PSU	—	—	—	—	10,994(5)	4,403,317	—	—
	4/2/2022	PSU	—	—	—	—	469(6)	187,844	—	—
	3/24/2023	PSU	—	—	—	—	50,637(7)	20,281,131	—	—
	3/24/2023	PSU	—	—	—	—	1,321(8)	529,087	—	—
	3/24/2023	RSU	—	—	—	—	27,247	10,912,968	—	—
Michael Gordon	4/13/2016	NQ	158,859	—	6.50	4/13/2026	—	—	—	—
	2/27/2020	RSU	—	—	—	—	1,543	618,002	—	—
	2/26/2021	RSU	—	—	—	—	3,821	1,530,387	—	—
	3/11/2022	RSU	—	—	—	—	6,401	2,563,729	—	—
	3/11/2022	PSU	—	—	—	—	5,375(5)	2,152,795	—	—
	4/2/2022	PSU	—	—	—	—	354(6)	141,784	—	—
	3/24/2023	PSU	—	—	—	—	24,752(7)	9,913,671	—	—
	3/24/2023	PSU	—	—	—	—	1,140(8)	456,593	—	—
	3/24/2023	RSU	—	—	—	—	13,319	5,334,526	—	—
Cedric Pech	2/27/2020	RSU	—	—	—	—	1,415	566,736	—	—
	2/26/2021	RSU	—	—	—	—	4,549	1,821,965	—	—
	3/11/2022	RSU	—	—	—	—	7,316	2,930,204	—	—
	3/11/2022	PSU	—	—	—	—	6,142(5)	2,459,994	—	—
	3/24/2023	PSU	—	—	—	—	24,752(7)	9,913,671	—	—
	3/24/2023	RSU	—	—	—	—	13,319	5,334,526	—	—
(1)    On April 13, 2016, we amended the exercise prices of all of our outstanding option awards previously granted at an exercise price greater than $6.50 to $6.50.
(2)    RSUs granted to Messrs. Ittycheria, Gordon and Pech on February 27, 2020 vest quarterly, measured from April 1, 2020. RSUs granted to Messrs. Ittycheria, Gordon and Pech on February 26, 2021 vest quarterly, measured from April 1, 2021. The RSUs granted to Messrs. Ittycheria, Gordon and Pech on March 11, 2022 vest in quarterly installments over four years measured from April 1, 2022. The RSUs granted to Messrs. Ittycheria, Gordon and Pech on March 24, 2023 vest in quarterly installments over four years measured from April 1, 2022.
(3)    Market value is calculated based on the closing price of our common stock on January 31, 2024 ($400.52), as reported on the Nasdaq.
(4)    All unvested shares of common stock underlying these awards will accelerate and vest in full if the executive officer is terminated without “cause” or resigns for “good reason” (as such terms are defined in the executive officer’s offer letter or employment agreement) in connection with, or within three months prior to or 12 months following, a change of control of MongoDB, including performance-based awards that will accelerate and vest based on the greater of the award recipient’s target performance rate or actual performance as of the award recipient’s date of termination.
(5)    The PSUs granted to Messrs. Ittycheria, Gordon and Pech pursuant to our long-term incentive program vest in equal, annual installments over three years measured from April 1, 2022 and subject to Company performance. Amounts reported represent 98.5% achievement of corporate performance goals for fiscal year 2023.
(6)     PSUs were granted to Messrs. Ittycheria and Gordon pursuant to the Senior Leadership Equity Bonus Program in lieu of fiscal year 2023 non-equity incentive compensation and vested in one installment on April 1, 2023, following the determinations of the bonus award achieved for the first half and second half of the fiscal year - amounts reported represent maximum achievement (150%) of performance goals for the second half of the fiscal year based on actual fiscal year 2023 corporate performance achievement exceeding the target level.
(7)     The PSUs granted to Messrs. Ittycheria, Gordon and Pech pursuant to our long-term incentive program vest in equal, annual installments over three years measured from April 1, 2023 and subject to Company performance. Amounts reported represent 151% achievement of corporate performance goals for fiscal year 2024.
(8)     PSUs were granted to Messrs. Ittycheria and Gordon pursuant to the Senior Leadership Equity Bonus Program in lieu of fiscal year 2024 non-equity incentive compensation and vested in one installment on April 1, 2024, following the determinations of the bonus award achieved for the first half and second half of the fiscal year - amounts reported represent maximum achievement (150%) of performance goals for the second half of the fiscal year based on actual fiscal year 2024 corporate performance achievement exceeding the target level.

Option Exercises and Stock Vested
The following table presents information concerning the exercise of all stock options and vesting of all stock awards for the named executive officers during the fiscal year ended January 31, 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dev Ittycheria	559,000	179,622,923	42,888	13,884,433
Michael Gordon	60,000	23,743,861	21,289	6,834,698
Cedric Pech	—	—	20,081	6,560,746
Mark Porter	—	—	9,192	2,785,305
(1)    The value realized on exercise is calculated as the difference between the market value of our common stock underlying the options on the date of exercise and the applicable exercise price of those options. The value does not reflect actual proceeds received.
(2)    The value realized on vesting is calculated by multiplying the number of shares of common stock by the market value of our common stock on the applicable vesting date and does not reflect actual proceeds received.

Potential Payments Upon Termination or Change in Control
The table below provides information with respect to potential payments and benefits to which our named executive officers would be entitled under the arrangements set forth in their respective offer letters or employment agreement, as described above under the section titled, “Employment, Severance and Change in Control Agreements,” assuming their employment was terminated as of January 31, 2024, including in connection with a change in control as of January 31, 2024. There are no potential payments or benefits in the case of termination for cause, voluntary termination, disability or death.

Name	Termination	Base Salary ($)	Bonus(1) ($)	Cash-Eligible Bonus(2) ($)	Accelerated Vesting of Equity Awards(3) ($)	Continuation of Insurance Coverage ($)	Total ($)
Dev Ittycheria	Termination Without Cause or Resignation for Good Reason	400,000	—	—	—	38,497	438,497
	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control(4)(5)	400,000	420,000	—	46,333,355	38,497	47,191,852
Michael Gordon	Termination Without Cause or Resignation for Good Reason	162,500	—	—	—	—	162,500
	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control(4)(5)	162,500	316,875	—	22,853,271	—	23,332,646
Cedric Pech(3)(6)	Termination Without Cause or Resignation for Good Reason	146,179	—	—	—	3,124	149,303
	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control(4)(5)	146,179	613,952	—	23,027,096	3,124	23,790,351
(1)    Represents an amount equivalent to the NEO’s annual bonus for the fiscal year in which the termination of employment occurs, prorated to the date of such termination of employment and determined at the greater of target performance and actual performance. In the case of each of Messrs. Ittycheria, Gordon and Pech, this amount represents 150% of his target annual bonus amount or fiscal year 2024, which was his actual annual bonus for fiscal year 2024.
(2)     Represents an amount equivalent to the NEO’s “cash eligible” annual target bonus, which is equal to six months of Mr. Pech’s target annual bonus amount and paid in equal installments on the Company’s normal payroll schedule over the twelve (12) month period immediately following the date of such termination of employment.
(3)     The value of accelerated vesting of unvested RSUs and PSUs is based upon the closing price of our common stock on January 31, 2024 ($400.52), as reported on the Nasdaq, multiplied by the number of units. PSU awards will accelerate and vest based on the greater of the target number of units or the number of PSUs earned based on actual performance during the truncated performance period. In the case of PSUs granted to Messrs. Ittycheria, Gordon and Porter pursuant to the Senior Leadership Equity Bonus Program, the amounts in the column above are based on payout at 150% of target, which reflected the actual level earned for such PSUs for fiscal year 2024. In the case of PSUs granted to Messrs. Ittycheria, Gordon and Pech under our long-term incentive program, the amounts in the column above are based on payout at 151% of target, which reflected the actual level earned for such PSUs for fiscal year 2024.
(4)    Represents change in control (as defined in MongoDB Inc.'s Amended and Restated 2016 Equity Incentive Plan) severance benefits based on a double-trigger arrangement, which assumes the executive officer is terminated without “cause” or resigns for “good reason” (as such terms are defined in the executive officer’s employment agreement, in the case of Mr. Pech, or offer letter in the case of the other executive officers) in connection with, or within three months prior to or 12 months following, a change of control of MongoDB.
(5)    Following a change in control, any payments received by our named executive officers may be reduced to the extent the amount received by the applicable named executive officer would result in a loss of tax deduction under Section 280G of the Code. Pursuant to their employment agreements, each of the named executive officers are entitled to the greater of the full amount of such severance and the largest possible payout without imposition of an excise tax under Section 4999 of the Code. None of our NEOs are entitled to a gross up of any excise taxes that could become owed under Section 4999 of the Code.
(6)    Mr. Pech’s potential non-equity payments and benefits are set in CHF and, for the purposes of the table, converted into U.S. dollars based on the exchange rate as of January 31, 2024 of 1.16 CHF to the U.S. dollar.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (excluding our Chief Executive Officer).
The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u). The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
We identified our median compensated employee from all full-time and part-time workers who were included as employees on our payroll records as of a determination date of December 1, 2023, based on base salary, bonuses, commissions, allowances and equity awards earned during fiscal year 2024. Conforming adjustments were made for employees who were hired during that period and did not receive pay for the full period, and international employees’ pay was converted to U.S. dollar equivalents using exchange rates as of the determination date.
The fiscal year 2024 annual total compensation as determined under Item 402 of Regulation S-K for our Chief Executive Officer was $15,257,721, as reported in the Summary Compensation Table of this proxy statement. The fiscal year 2024 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $210,479. The ratio of our Chief Executive Officer’s annual total compensation to our median employee’s annual total compensation for fiscal year 2024 is 72 to 1.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid, as defined by the SEC’s regulations (“CAP”), and certain financial performance of the Company. For additional information regarding our compensation philosophy, objectives and structure of our performance-based compensation programs, and compensation decisions, please refer to "Compensation Discussion and Analysis".

The following table sets forth the compensation for our Chief Executive Officer (“CEO”) and the average compensation for our other Named Executive Officers (“Other NEOs”) for the fiscal years ended January 31, 2024, January 31, 2023, January 31, 2022 and January 31, 2021 (each, a “Covered Year”), in each case as reported in the Summary Compensation Table (“SCT”) and with certain adjustments to reflect the “compensation actually paid” to such individuals, as calculated in accordance with rules adopted by the SEC. “Compensation actually paid” ("CAP") does not reflect amounts actually realized by our CEO and Other NEOs and may be higher or lower than the amounts, if any, that are ultimately realized by such individuals.

The table below also provides information for each Covered Year on our cumulative Total Shareholder Return (“TSR”) and the cumulative TSR of our peer group, the Nasdaq Computer Index (with each such TSR determined for the period commencing on January 31, 2020), our Net Loss and our Revenue. We selected Revenue as our “most important financial performance measure” used to link “compensation actually paid” to our CEO and Other NEOs to our performance for the fiscal year ended January 31, 2024.

					Value of Initial Fixed $100 Investment Based on:
Fiscal Year	SCT Total for CEO ($)	Compensation Actually Paid to CEO ($)(1)(2)	SCT Average Total for Other NEOs ($)(3)	Average Compensation Actually Paid to Other NEOs ($)(2)(4)	Company Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(5)	Net (Loss) Income (thousands) ($)(6)	Revenue (thousands) ($)(7)
2024	15,257,721	44,819,403	7,487,213	10,599,236	244	220	(176,600)	1,683,011
2023	13,229,190	(1,158,813)	6,426,612	(140,152)	131	142	(345,398)	1,284,040
2022	10,566,757	17,742,233	5,346,033	7,074,336	247	183	(306,866)	873,782
2021	8,528,435	75,870,778	5,498,881	8,929,732	225	146	(266,944)	590,380

(1)    The following table shows, for each Covered Year, the adjustments made to the total compensation shown for our CEO, Dev Ittycheria, on the SCT to arrive at “compensation actually paid” as reflected on the table above:

Adjustments to Determine CEO Compensation Actually Paid	Fiscal year ended January 31, 2024	Fiscal year ended January 31, 2023	Fiscal year ended January 31, 2022	Fiscal year ended January 31, 2021
SCT total amount	15,257,721	13,229,190	10,566,757	8,528,435
Subtract Amounts Reported under “Option Awards” and “Stock Awards” Columns in SCT for the Covered Year	14,825,835	12,797,690	10,135,257	8,096,935
Add Year-end Fair Value of Options Awards and Stock Awards Granted during Covered Year that Remain Unvested as of Year-end	31,722,922	7,806,455	8,787,241	16,347,481
Add Fair Value on Vesting of Option Awards and Stock Awards Granted during Covered Year that Vested during Covered Year	2,670,818	889,080	2,388,178	2,924,375
Add change (positive or negative) in Fair Value from Prior Year-end to Covered Year-end of Option Awards and Stock Awards Granted Prior to Covered Year that were Outstanding and Unvested as of Covered Year-end	6,507,392	(6,596,740)	2,449,600	36,282,788
Add change (positive or negative) in Fair Value from Prior Year-end to Vesting Date of Option Awards and Stock Awards Granted Prior to Covered Year that Vested during Covered Year	3,486,384	(3,689,107)	3,752,557	19,884,634
Subtract Fair Value of forfeited Stock Awards during Covered Year	—	—	66,843 (8)	—
TOTAL ADJUSTMENTS:	29,561,682	(14,388,003)	7,175,476	67,342,343
TOTAL COMPENSATION ACTUALLY PAID:	44,819,403	(1,158,813)	17,742,233	75,870,778

(2)    For purposes of the adjustments to determine “compensation actually paid”, we computed the fair value of stock option awards and other stock awards in accordance with FASB ASC Topic 718 as of the end of the relevant fiscal year, other than the fair values of equity awards that vested in the Covered Year, which are valued as of the applicable vesting date. The valuation assumptions used in the calculation of such amounts are set forth in Note 11— Equity Incentive Plans and Employee Stock Purchase Plan in our Annual Report on Form 10-K for the fiscal year ended January 31, 2024.
(3)    The Other NEOs for the fiscal year ended January 31, 2024, January 31, 2023 and January 31, 2022 were Michael Gordon, Cedric Pech and Mark Porter. The Other NEOs for the fiscal year ended January 31, 2021 were Michael Gordon, Cedric Pech, Mark Porter and Eliot Horowitz.
(4)    The following table shows, for each Covered Year, the adjustments made to the average of the total compensation shown for the Other NEOs on the SCT to arrive at “compensation actually paid” as reflected on the table above:

Adjustments to Determine Average of Other NEOs' Compensation Actually Paid	Fiscal year ended January 31, 2024	Fiscal year ended January 31, 2023	Fiscal year ended January 31, 2022	Fiscal year ended January 31, 2021
SCT total amount	7,487,213	6,426,612	5,346,033	5,498,881
Subtract Amounts Reported under “Option Awards” and “Stock Awards” Columns in SCT for the Covered Year	6,912,855	5,974,289	4,694,131	5,043,575
Add Year-end Fair Value of Options Awards and Stock Awards Granted during Covered Year that Remain Unvested as of Year-end	10,317,641	3,642,784	4,295,795	6,512,713
Add Fair Value on Vesting of Option Awards and Stock Awards Granted during Covered Year that Vested during Covered Year	957,110	416,788	872,769	1,337,571
Add change (positive or negative) in Fair Value from Prior Year-end to Covered Year-end of Option Awards and Stock Awards Granted Prior to Covered Year that were Outstanding and Unvested as of Covered Year-end	2,243,152	(3,143,169)	829,978	6,746,122
Add change (positive or negative) in Fair Value from Prior Year-end to Vesting Date of Option Awards and Stock Awards Granted Prior to Covered Year that Vested during Covered Year	1,339,649	(1,508,880)	440,771	3,983,122
Subtract Fair Value of forfeited Stock Awards during Covered Year	4,832,674(a)	—	16,880(b)	10,105,101(c)
TOTAL ADJUSTMENTS:	3,112,023	(6,566,765)	1,728,303	3,430,851
TOTAL COMPENSATION ACTUALLY PAID:	10,599,236	(140,152)	7,074,336	8,929,732

(a)     Reflects the forfeiture of equity awards by Mr. Porter upon his stepping down as our Chief Technology Officer, effective July 2023.
(b)    Reflects performance-based stock awards that were forfeited as a result of attainment of company performance targets at a level that resulted in less than full vesting.
(c)     Reflects (i) the forfeiture of equity awards by Mr. Porter upon his resignation as a director on our board and in connection with his appointment as our Chief Technology Officer, effective July 2020, and (ii) the forfeiture of equity awards by Mr. Horowitz upon his resignation from his position as our Chief Technology Officer, effective July 2020.
(5)    Total Shareholder Return shown in this table utilizes our cumulative total return to shareholders of our common stock relative to the Nasdaq Computer Index, which is the index included in the stock performance graph required by Item 201(e) of Regulation S-K in our Annual Report on Form 10-K for the fiscal year ended January 31, 2024. The comparison assumes $100 was invested in our common stock and in the Nasdaq Computer Index for the period commencing on January 31, 2020 and ending on January 31 of each Covered Year. All dollar values assume reinvestment of the gross dividends paid by companies included in the Nasdaq Computer Index. The stock price performance shown in the graph represents past performance and should not be considered an indication of future stock price performance.
(6)    Reflects “Net Loss” for each Covered Year as set forth in our Consolidated Statements of Operations included in our Annual Report on Form 10-K for each of the Covered Years. For the avoidance of doubt, “Net Loss” is a GAAP measure.
(7)    Reflects “Revenue” for each Covered Year as set forth in our Consolidated Statements of Operations included in our Annual Report on Form 10-K for each of the Covered Years. For the avoidance of doubt, “Revenue” is a GAAP measure.
(8)    Reflects performance-based stock awards that were forfeited as a result of attainment of company performance targets at a level that resulted in less than full vesting.

Discussion of Compensation Actually Paid

The graph below illustrates the TSR on a fixed $100 investment made as of January 31, 2020 in shares of our common stock and in the Nasdaq Computer Index. The stock price performance shown in the graph represents past performance and should not be considered an indication of future stock price performance.

Comparison of the MongoDB, Inc. TSR and Peer Group TSR (in $)
$250
$225
$200
$175
$150
$125
$100
$225
$247
$131
$244
$146
$183
$142
$220
2021
2022
2023
2024
Fiscal Year
MongoDB TSR
Nasdaq Computer Index TSR

The following chart sets forth the relationship between (i) the CAP of our CEO and the average CAP of our Other NEOs against (ii) MongoDB’s cumulative TSR for each Covered Year.

CAP of CEO and Average CAP of Other NEOs (in millions) Compared to TSR (in $)
$75
$50
$25
$0
$250
$200
$150
$100
$50
$0
$225
$247
$131
$244
$75.9
$8.9
$17.7
$7.1
$(1.2)
$(0.1)
$44.8
$10.6
2021
2022
2023
2024
Fiscal Year
CEO CAP
Average of Other NEOs CAP
MongoDB TSR

The following chart sets forth the relationship between (i) the CAP of our CEO and the average CAP of our Other NEOs (as shown in the left axis) against (ii) Revenue and (iii) Net Loss on the right axis, for each Covered Year.

CAP of CEO and Average CAP of Other NEOs (in millions) Compared to Net Loss and Revenue (in millions)
$100
$75
$50
$25
$0
$-25
$-50
$1,500
$1,000
$500
$0
$(500)
$75.9
$8.9
$590.4
$17.7
$7.1
$873.7
$(1.2)
$(0.1)
$1,284.0
$44.8
$10.6
$1,683.0
$(266.9)
$(306.8)
$(345.4)
(176.60)
2021
2022
2023
2024
Fiscal Year
CEO CAP
Average of Other NEOs CAP
Net Loss
Revenue

CAP is influenced by numerous factors, including but not limited to, the timing of new grant issuances and award vesting, share price volatility during the fiscal year, our mix of performance metrics and other factors. Because our executive compensation program incentivizes and rewards executives primarily through long-term incentives in the form of PSU and

RSU equity awards, CAP is most significantly impacted by changes in our stock price over the vesting period of the equity awards.

For a review of our financial performance measures, our process for setting executive compensation and how our executive compensation design reinforces our compensation philosophy, refer to “Executive Compensation—Compensation Discussion and Analysis.”

Most Important Performance Measures for Fiscal Year Ended January 31, 2024

The following table sets forth an unranked list of the performance measures which we view as the “most important” measures for linking “compensation actually paid” to our CEO and Other NEOs for the fiscal year ended January 31, 2024 to Company performance:

Performance Measure	What it Measures
ARR Growth (%)	Percentage growth in ARR over a given time period
Net New ARR ($)	The net change in ARR over a given time period
Non-GAAP Operating Income	Earnings we generate adjusted for non-cash or irregular expenses
Operating Cash Flow ($)	Cash generated by our regular operating activities
Revenue ($)	Revenue we generate through our subscriptions and services offerings

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity compensation plan information as of January 31, 2024. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity plans approved by stockholders	4,559,262	$8.14	17,171,142
Equity plans not approved by stockholders	—	—	—
(1)    Includes the 2008 Plan and the 2016 Plan, but does not include future rights to purchase shares under our 2017 Employee Stock Purchase Plan (“ESPP”), which depend on a number of factors described in our ESPP and will not be determined until the end of the applicable purchase period.
(2)    The weighted average exercise price is calculated based solely on outstanding stock options and does not take into account stock underlying restricted stock units, which have no exercise price.
(3)    Includes the 2016 Plan and ESPP. Stock options or other stock awards granted under the 2008 Plan that are forfeited, terminated, expired or repurchased become available for issuance under the 2016 Plan. The 2016 Plan provides that the total number of shares reserved of common stock reserved for issuance thereunder will be automatically increased, on February 1st of each calendar year, in an amount equal to 5% of the total number of shares of our capital stock outstanding on December 31 of the prior calendar year, or a lesser number of shares determined by our board of directors or a committee thereof. Our ESPP provides that the number of shares of our common stock reserved for issuance thereunder will automatically increase on February 1st of each calendar year by the lesser of (a) 1% of the total number of shares of our capital stock outstanding on the last day of the calendar month before the date of the automatic increase and (b) 995,000 shares; provided that the board of directors or a committee thereof may determine that such increase will be less than the amount set forth above. Accordingly, on February 1, 2024, the number of shares of our common stock available for issuance under our 2016 Plan and our ESPP increased by 3,638,422 shares and 727,413 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

PROPOSAL 3 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024 and has further directed that management submit this selection for ratification by the stockholders at the meeting. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2013. Representatives of PricewaterhouseCoopers LLP are expected to be present during the meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
Our board of directors is submitting this selection as a matter of good corporate governance and because we value our stockholders’ views on our independent registered public accounting firm. Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. If the stockholders fail to ratify this selection, our board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, our board of directors may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of MongoDB and its stockholders.
Vote Required
An affirmative vote from holders of a majority in voting power of the shares present at the meeting (by virtual attendance) or represented by proxy and entitled to vote on the proposal will be required to ratify the selection of PricewaterhouseCoopers LLP.
Principal Accountant Fees and Services
The following table provides the aggregate fees for services provided by PricewaterhouseCoopers LLP for the fiscal years ended January 31, 2024 and 2023.

	Fiscal Years Ended January 31,
	2024	2023
Audit fees(1)	$3,546,631	$2,861,800
Audit-related fees(2)	—	—
Tax fees	—	—
All other fees(3)	4,518	4,438
Total fees	$3,551,149	$2,866,238
(1)    Audit fees consist of fees billed for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly condensed consolidated financial statements, and audit services that are normally provided by independent registered public accounting firm in connection with regulatory filings.
(2)    Audit-related fees related to additional work performed during our FY24 audit.
(3)    All other fees billed for the fiscal years ended January 31, 2024 and 2023 were related to fees for access to online accounting and tax research software.

Pre-Approval Policies and Procedures
Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally permits pre-approval of specified services in the defined categories of audit services, audit-related services, tax services and non-audit services. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.
The authority to grant specific pre-approval between meetings, as necessary, has been delegated to the chairperson of the audit committee. The chairperson must update the audit committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.
All of the services provided by PricewaterhouseCoopers LLP for our fiscal year ended January 31, 2024, described in the Principal Accountant Fees and Services table above, were pre-approved by the audit committee or our board of directors. Our audit committee has determined that the rendering of services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

Our board of directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2024 with the management of MongoDB. The audit committee has discussed with MongoDB’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Commission. The audit committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to our board of directors that the audited financial statements be included in MongoDB’s Annual Report on Form 10-K for the fiscal year ended January 31, 2024, for filing with the SEC.
The Audit Committee

Hope Cochran (Chair)
Roelof Botha
Charles M. Hazard, Jr.

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of MongoDB under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of April 26, 2024, certain information with respect to the beneficial ownership of our common stock: (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, (b) by each of our directors and director nominees, (c) by each of our named executive officers and (d) by all of our current executive officers, directors and director nominees as a group.
The percentage of shares beneficially owned shown in the table is based on 73,349,995 shares of our common stock outstanding as of April 26, 2024. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding any shares of our common stock subject to options held by such person that are currently exercisable or exercisable within 60 days of April 26, 2024 and any shares of common stock issuable upon the vesting of RSUs within 60 days after April 26, 2024. However, we did not deem such shares of our common stock outstanding for the purpose of computing the percentage ownership of any other person.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G and Forms 4 filed with the SEC.
Except as otherwise noted below, the address for persons listed in the table is c/o MongoDB, Inc., 1633 Broadway, 38th Floor, New York, New York 10019.
Certain Beneficial Owners

	Shares Beneficially Owned
	Common Stock
Name of Beneficial Owner - 5% or Greater Stockholders:	Number of Shares	Ownership %
The Vanguard Group(1)	6,842,320	9.3
BlackRock, Inc.(2)	6,210,379	8.5
FMR, LLC(3)	5,136,014	7.0
Prudential Financial, Inc.(4)	3,924,746	5.4
JENNISON ASSOCIATES LLC(5)	3,856,857	5.3

Named Executive Officers, Directors and Director Nominees

	Shares Beneficially Owned
	Common Stock
Named Executive Officers and Directors	Number of Shares	Ownership %
Archana Agrawal(6)	2,678	*
Roelof Botha(7)	218,228	*
Hope Cochran(8)	40,622	*
Francisco D’Souza(9)	5,224	*
Michael Gordon(10)	196,813	*
Charles M. Hazard, Jr.(11)	68,401	*
Dev Ittycheria(12)	202,099	*
Tom Killalea(13)	100,343	*
Ann Lewnes	—	*
John McMahon(14)	52,034	*
Dwight Merriman(15)	1,773,680	2.4
Cedric Pech(16)	4,866	*
All executive officers and directors as a group (12 persons)(17)	2,669,772	3.6
*    Represents beneficial ownership of less than 1%
(1)    Based upon the information provided by The Vanguard Group Inc. (“Vanguard”) in a Schedule 13G/A filed on February 13, 2024, and reporting ownership as of December 29, 2023. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard has sole voting power over zero shares of common stock, shared voting power over 51,775 shares of common stock, sole dispositive power over 6,682,803 shares of common stock and shared dispositive power over 159,517 shares of common stock.
(2)    Based upon the information provided by BlackRock Inc. (“BlackRock”) in a Schedule 13G/A filed on January 25, 2024, and reporting ownership as of December 31, 2023. The principal business address of BlackRock is 50 Hudson Yards, New York, NY 10001. BlackRock has sole voting power over 5,747,422 shares of common stock, shared voting power over zero shares of common stock, sole dispositive power over 6,210,379 shares of common stock and shared dispositive power over zero shares of common stock.
(3)    Based upon the information provided by FMR LLC (“FMR”) in a Schedule 13G/A filed on February 9, 2024, and reporting ownership as of December 29, 2023. The principal business address of FMR is 245 Summer Street, Boston, MA 02210. FMR has sole voting power over zero shares of common stock, shared voting power over zero shares of common stock, sole dispositive power over 5,136,014 shares of common stock and shared dispositive power over zero shares of common stock.
(4)    Based upon the information provided by PRUDENTIAL FINANCIAL INC (“PRUDENTIAL”) in a Schedule 13G filed on February 13, 2024, and reporting ownership as of December 31, 2023. The principal business address of PRUDENTIAL is 751 Broad Street, Newark, New Jersey 07102. PRUDENTIAL has sole voting power over 97,871 shares of common stock, shared voting power over 3,543,866 shares of common stock, sole dispositive power over 97,871 shares of common stock and shared dispositive power over 3,826,875 shares of common stock.
(5)    Based upon the information provided by JENNISON ASSOCIATES LLC (“JENNISON”) in a Schedule 13G filed on February 8, 2024, and reporting ownership as of December 31, 2023. The principal business address of JENNISON is 466 Lexington Avenue, New York, NY 10017. JENNISON has sole voting power over 3,565,410 shares of common stock, shared voting power over zero shares of common stock, sole dispositive power over zero shares of common stock and shared dispositive power over 3,856,857 shares of common stock.
(6)    Consists of (a) 2,080 shares of common stock owned directly by Ms. Agrawal and (b) 598 shares of common stock issuable upon the vesting of RSUs within 60 days of April 28, 2023.
(7)    Consists of (a) 117 shares of common stock owned directly by Mr. Botha, (b) 217,513 shares of common stock owned by estate planning vehicles for the benefit of Mr. Botha and (c) 598 shares of common stock issuable upon the vesting of RSUs within 60 days of April 26, 2024.
(8)    Consists of (a) 10,650 shares of common stock owned directly by Ms. Cochran, (b) 29,374 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 26, 2024 and (c) 598 shares of common stock issuable upon the vesting of RSUs within 60 days of April 26, 2024.
(9)    Consists of (a) 4,626 shares of common stock owned directly by Mr. D’Souza and (b) 598 shares of common stock issuable upon the vesting of RSUs within 60 days of April 26, 2024.
(10)    Consists of (a) 53,954 shares of common stock owned directly by Mr. Gordon, (b) 4,000 shares of common stock held by immediate family members of Mr. Gordon and (c) 138,859 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 26, 2024.

(11)    Consists of (a) 51,808 shares of common stock owned directly by Mr. Hazard, (b) 15,995 shares of common stock owned by The Narragansett Bay Children’s Trust, of which Mr. Hazard is a Trustee and (c) 598 shares of common stock issuable upon the vesting of RSUs within 60 days of April 26, 2024.
(12)    Consists of (a) 164,063 shares of stock owned directly by Mr. Ittycheria and (b) 38,036 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 26, 2024.
(13)    Consists of (a) 29,745 shares of common stock owned directly by Mr. Killalea, (b) 50,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 26, 2024, (c) 5,000 shares of common stock owned by the UAISLE Trust U/A DTD 11/15/2021 for the benefit of his children, (d) 5,000 shares of common stock owned by the BREOGA Trust U/A DTD 11/15/2021 for the benefit of his children, (e) 5,000 shares of common stock owned by the CEANSA Trust U/A DTD 11/15/2021 for the benefit of his children, (f) 5,000 shares of common stock owned by the AOGALL Trust U/A DTD 11/15/2021 for the benefit of his children and (g) 598 shares of common stock issuable upon the vesting of RSUs within 60 days of April 26, 2024.
(14)    Consists of (a) 13,416 shares of common stock owned directly by Mr. McMahon, (b) 30,020 shares of common stock owned by the John D. McMahon 1995 Trust, (c) 8,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 26, 2024 and (d) 598 shares of common stock issuable upon the vesting of RSUs within 60 days of April 26, 2024.
(15)    Consists of (a) 1,154,186 shares of common stock owned directly by Mr. Merriman, (b) 523,896 shares of common stock held by The Dwight A. Merriman 2012 Trust for the benefit of his children, (c) 95,000 shares of common stock held by the Dwight A. Merriman Charitable Foundation, a Delaware nonstock nonprofit corporation and (d) 598 shares of common stock issuable upon the vesting of RSUs within 60 days of April 26, 2024.
(16)    Consists of (a) 4,866 shares of common stock owned by Mr. Pech.
(17)    Consists of (a) 2,395,935 shares of common stock, (b) 269,053 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 26, 2024 and (c) 4,784 shares of common stock issuable upon the vesting of RSUs within 60 days of April 26, 2024.

OTHER MATTERS

Our board of directors knows of no other matters that will be presented for consideration at the virtual annual meeting of stockholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the associated proxy to vote on such matters in accordance with their best judgment.

We have filed our Annual Report on Form 10-K for the fiscal year ended January 31, 2024 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this proxy statement and our Annual Report on Form 10-K at investors.mongodb.com, or a copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2024 is available without charge upon written request to our Secretary at 499 Hamilton Ave, Palo Alto, CA 94301, Attention: Secretary.

MongoDB.

MONGODB, INC.
499 HAMILTON AVE
PALO ALTO, CA 94301

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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V30409-P04274

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MONGODB, INC.

The Board of Directors recommends you vote FOR ALL of the following director nominees:

	For All	Withhold All	For All Except
1. Election of three Class I directors, each to serve until our Annual Meeting of Stockholders in 2027.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Roelof Botha
02) Dev Ittycheria
03) Ann Lewnes

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V30410-P04274

MONGODB, INC.
Annual Meeting of Stockholders
June 25, 2024 10:00 A.M. ET
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Dev Ittycheria, Michael Gordon and Andrew Stephens, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of MONGODB, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M. ET on June 25, 2024, at www.virtualshareholdermeeting.com/MDB2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side